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EXHIBIT 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among

ST. JUDE MEDICAL, INC.,

ASTEROID SUBSIDIARY CORPORATION

and

AGA MEDICAL HOLDINGS, INC.

Dated as of October 15, 2010

i

Exhibit A         Conditions to the Offer
Exhibit B         Certificate of Incorporation of Surviving Corporation

INDEX OF DEFINED TERMS

Definition	Location
401(k) Plan	6.1(a)(i)(G)
501(k)'s	4.11(c)
Acceptance Date	1.1(f)
Acquisition Proposal	6.2(h)(i)
Action	4.10
Adverse Recommendation Change	6.2(b)
Affiliate	9.3(a)
Affiliate Transaction	4.25
AGA Sub	6.15
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)
Alternative Termination Fee	8.3(b)
Average Trading Price	9.3(b)
Book-Entry Shares	3.3(b)
Business Day	9.3(c)
Cash Consideration	1.1(a)
Cash Election	1.1(c)
Cash Merger Consideration	3.1(a)
Cash Merger Share Reduction	3.1(g)
Cash Merger Shares	3.1(a)
Cash Proration Factor	1.1(d)(iii)

Definition	Location
Certificate of Merger	2.3
Certificates	3.3(b)
Closing	2.2
Closing Date	2.2
Code	3.4
Company	Preamble
Company Board	Recitals
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	Article IV
Company Marks	4.19(i)
Company Patents	4.19(b)
Company Plans	4.12(a)
Company Preferred Stock	4.2(a)
Company Registered Copyrights	4.19(b)
Company Registered IP	4.19(b)
Company Registered Marks	4.19(b)
Company SEC Documents	4.6(a)
Company Stock Awards	4.2(b)
Company Stock Option	3.2(a)
Company Stock Plans	3.2(a)
Company Stockholder Approval	4.4(a)
Company Stockholders' Meeting	6.3(b)
Confidentiality Agreement	6.4
Contract	4.5(a)
control	9.3(d)
Copyrights	4.19(a)
Deferred Prosecution Agreement	6.15
Delaware Secretary of State	2.3
DGCL	2.1
Dissenting Shares	3.5
Effective Time	2.3
Election	1.1(c)
Environmental Law	4.14(a)
Environmental Permit	4.14(a)
ERISA	4.12(a)
ESPP	3.2(e)
Excess Merger Parent Stock	3.3(e)
Excess Offer Parent Stock	1.1(g)
Exchange Act	1.1(a)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
FDA Laws	4.11(b)
Foreign Drug Laws	4.11(b)
Form of Election	1.1(c)
GAAP	4.6(b)
Governmental Entity	4.5(b)
Hazardous Substances	4.14(a)
HSR Act	4.5(b)
Inadequate Continuity of Interest	3.1(g)

Definition	Location
Indebtedness	6.1(a)(vii)
Independent Directors	1.4(c)
Intellectual Property	4.19(a)
Intervening Event	6.2(b)
IRS	4.12(a)
knowledge	9.3(e)
Law	4.5(a)
Leased Real Property	4.18(b)
Liens	4.2(a)
Marks	4.19(a)
material	9.3(g)
Material Adverse Effect	4.1(a)
Material Contracts	4.16(a)
Maximum Cash Consideration	1.1(d)(i)
Maximum Cash Merger Consideration	3.1(d)
Maximum Stock Consideration	1.1(d)(ii)
Maximum Stock Merger Consideration	3.1(d)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Stock Consideration Cap	3.1(e)
Merger Sub	Preamble
Merger Sub I	Recitals
Mergers	Recitals
Minimum Condition	Exhibit A
NASDAQ	1.5(b)
No Election Share	1.1(e)
Non-Stock Consideration	3.1(g)(i)
NYSE	1.1(g)
OFAC	4.11(f)
Offer	Recitals
Offer Conditions	1.1(b)
Offer Documents	1.2
Offer to Purchase	1.2
Outside Date	1.1(i)
Owned Real Property	4.18(b)
Parent	Preamble
Parent Common Stock	1.1(a)
Parent Equity Plans	6.4
Parent Material Adverse Effect	5.1
Parent Preferred Stock	5.4
Parent SEC Documents	5.11
Parent Shares	6.11
Parent Stock Election	1.1(c)
Parent Stock Options	5.4
Parent Stock Proration Factor	1.1(d)(iv)
Patents	4.19(a)
PBGC	4.12(d)(ii)
Permits	4.11(a)
Permitted Liens	4.18(a)
Person	9.3(h), 9.3(f)

v

Definition	Location
PMA's	4.11(c)
Post-Effective Amendment	6.3(a)
Preliminary Prospectus	1.2
Proper Delivery	3.3(b)
Proxy Statement	4.8
Qualified Acquisition Proposal	8.3(b)
Registration Statement	1.2
Related Party	4.25
Representatives	6.2(a)
RSU	3.2(b)
Sarbanes-Oxley Act	4.6(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(i)
Second Merger	Recitals
Shares	Recitals
SSA	4.11(a)
Stock Consideration	1.1(a)
Stock Consideration Cap	1.1(f)
Stock Merger Consideration	3.1(a)
Stock Merger Shares	3.1(a)
Stockholders	9.3(i)
Subsidiary	9.3(j)
Superior Proposal	6.2(h)(ii)
Support Agreement	Recitals
Surviving Corporation	2.1
Takeover Laws	4.23
Tax	9.3(k)
Tax Return	9.3(l)
Termination Fee	8.3(b)
Testing Price	3.1(g)(ii)
Top-Up Consideration	1.5(b)
Top-Up Option	1.5(a)
Top-Up Shares	1.5(a)
Trade Secrets	4.19(a)
unsolicited	6.2(h)(iii)
Valuation Date	3.1(g)(iii)
Value of Stock Consideration	3.1(g)
Worker Safety Laws	4.13(f)

 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of October 15, 2010, between St. Jude Medical, Inc., a Minnesota corporation ("Parent"), Asteroid Subsidiary Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("Merger Sub") and AGA Medical Holdings, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, it is proposed that Merger Sub shall commence an offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares") for the consideration and on the terms and subject to the conditions set forth herein;

        WHEREAS, each Share accepted by Merger Sub in accordance with the terms of the Offer will be exchanged for the following consideration from Merger Sub, at the election of the holder thereof and subject to the adjustments set forth in Section 1.1(d) through Section 1.1(h): (i) for a Share with respect to which a Cash Election has been made, the Cash Consideration; and (ii) for a Share with respect to which a Parent Stock Election has been made, the Stock Consideration, all subject to and in accordance with the provisions set forth herein, including the adjustment and proration provisions herein;

        WHEREAS, the parties intend that, following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the "Merger"), and each Share that is issued and outstanding immediately prior to the Effective Time (other than each such Share that is owned by Parent or any of its wholly owned Subsidiaries immediately prior to the Effective Time and each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time and any Dissenting Shares) will be canceled and converted into the right to receive, subject to the adjustments set forth in Section 3.1(d) through Section 3.1(g), either the Cash Merger Consideration or Stock Merger Consideration, all subject to and in accordance with the provisions set forth herein, including the adjustment provisions herein;

        WHEREAS, unless otherwise provided in Section 6.13, as soon as practicable following the Merger, Parent shall cause the Company to be merged with and into a wholly owned Subsidiary of Parent ("Merger Sub I"), with Merger Sub I surviving that merger (the "Second Merger" and together with the Merger, the "Mergers");

        WHEREAS, Parent, Merger Sub and the Company intend for federal income tax purposes that this Agreement constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the regulations promulgated under the Code;

        WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) determined that it is in the best interests of the Company and its Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Mergers and (iii) resolved and agreed, subject to the terms and conditions set forth herein, to recommend that the Stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt this Agreement (if required by applicable Law);

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain Stockholders of the

Company are entering into an agreement (the "Support Agreement") pursuant to which each such Person has agreed, subject to the terms and conditions set forth therein and herein, among other things, to tender the Shares held by such Person in the Offer; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE OFFER

        Section 1.1    The Offer.

        (a)   Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable, and in any event no later than the 10th calendar day after the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) the Offer. In the Offer, each Share accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive, at the election of the holder: (i) $20.80 in cash, without interest (such amount for each Share, the "Cash Consideration"), or (ii) such number of shares of common stock of the Parent, par value $0.10 ("Parent Common Stock") equal to the quotient obtained by dividing (A) $20.80 by (B) the Average Trading Price (such quotient representing shares of Parent Common Stock, rounded to the nearest thousandth, with 0.XXX5 or greater rounded up to the nearest thousandth of a share, for each Share, the "Stock Consideration"), in each case subject to proration as set forth in Section 1.1(d) and subject to the other provisions of this Section 1.1.

        (b)   The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject only to (i) the satisfaction of the Minimum Condition and (ii) the satisfaction or waiver by Merger Sub of the other conditions set forth in Exhibit A hereto (such conditions, together with the Minimum Condition, the "Offer Conditions") and the terms and conditions hereof. Parent and Merger Sub expressly reserve the right, in their sole discretion, to waive any Offer Condition or to modify the terms or conditions of the Offer consistent with the terms of the terms of this Agreement, except that, without the prior written consent of the Company, neither Parent nor Merger Sub shall, except pursuant to Section 6.2(b) to the extent set forth below, (i) reduce the Cash Consideration or the Stock Consideration, (ii) change the form of consideration payable in the Offer (other than by adding consideration, pursuant to Section 1.1(d) through Section 1.1(h) or pursuant to Section 6.2(b)), (iii) reduce the number of Shares to be purchased by Merger Sub in the Offer, (iv) waive or amend the Minimum Condition or any of the conditions in clauses (b) or (c) of Exhibit A, (v) add to the Offer Conditions or impose any other conditions to the Offer, (vi) extend the expiration of the Offer except as required or permitted by Section 1.1(i), (vii) otherwise amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares or (viii) abandon or terminate the Offer, except as provided in Article VIII hereof. Notwithstanding the foregoing, Parent may amend the Offer without violation of the foregoing limitations and without the prior written consent of the Company in connection with its "match" right set forth in Section 6.2(b) in order to cause the Offer to comply with its bona fide proposal(s) pursuant to that section, provided that such

"match" right-to-adjust shall not apply to Section 1.1(b)(iv) and shall apply to Section 1.1(b)(vii) only to the extent that the revised Offer, taken as a whole (as opposed to any individual term), has not been revised in a manner adverse to the holders of Shares.

        (c)   Subject to Sections 1.1(d), (e) and (f), each holder of Shares shall be entitled to elect (i) the number of Shares which such holder desires to exchange for the right to receive the Cash Consideration (a "Cash Election"), and (ii) the number of Shares which such holder desires to exchange for the right to receive Stock Consideration (a "Parent Stock Election"). Any Cash Election or Parent Stock Election shall be referred to herein as an "Election," and shall be made on a form mutually agreed by Merger Sub and the Company for that purpose (a "Form of Election"), included as part of the letter of election and transmittal accompanying the Offer. Holders of record who hold Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders, but only one such Form of Election for each such beneficial holder.

        (d)   Notwithstanding anything herein to the contrary:

            (i)  The maximum aggregate amount of cash payable pursuant to the Offer shall be (x) $20.80 multiplied by (y) 50% of the total number of Shares outstanding that are tendered and accepted for purchase pursuant to the Offer (such amount, or such greater amount specified in accordance with Section 1.1(f) being referred to as the "Maximum Cash Consideration"); and

           (ii)  The maximum aggregate amount of Stock Consideration issuable pursuant to the Offer shall be (x) the Stock Consideration multiplied by (y) 50% of the total number of Shares outstanding that are tendered and accepted for exchange pursuant to the Offer (such amount, or any lesser amount specified in accordance with Section 1.1(f) being referred to as the "Maximum Stock Consideration").

          (iii)  If the total number of Cash Elections would require aggregate cash payments in excess of the Maximum Cash Consideration, such Elections shall be subject to proration as follows. For each Cash Election, the number of Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Shares subject to such Cash Election multiplied by (B) the Cash Proration Factor, rounded down to the nearest Share. The "Cash Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Cash Consideration and (y) the denominator of which shall be the product of the aggregate number of Shares subject to all Cash Elections made by all holders of Shares, multiplied by the Cash Consideration. The Shares subject to such Cash Election that were not converted into the right to receive the Cash Consideration in accordance with this Section 1.1(d) shall be converted into the right to receive the Stock Consideration. All prorations resulting from this Section 1.1(d) shall be applied on a pro rata basis, such that each Stockholder who tenders Shares subject to a Cash Election bears its proportionate share of the proration, based on the percentage of all Shares subject to Cash Elections tendered by all Stockholders that is reflected by the total Shares subject to a Cash Election tendered by such Stockholder.

          (iv)  If the total number of Parent Stock Elections would require the issuance in the aggregate of a number of shares of Parent Common Stock in excess of the Maximum Stock Consideration, such Elections shall be subject to proration as follows. For each Parent Stock Election, the number of Shares that shall be converted into the right to receive the Stock Consideration shall be (A) the total number of Shares subject to such Parent Stock Election multiplied by (B) the Parent Stock Proration Factor, rounded down to the nearest Share. The "Parent Stock Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Stock Consideration and (y) the denominator of which shall be the product of the aggregate number of Shares subject to all Parent Stock Elections made by all holders of Shares, multiplied by the Stock Consideration. The Shares subject to such Parent Stock Election that were not converted into the right to receive the Stock

  Consideration in accordance with this Section 1.1(d) shall be converted into the right to receive the Cash Consideration. All prorations resulting from this Section 1.1(d) shall be applied on a pro rata basis, such that each Stockholder who tenders subject to a Parent Stock Election bears its proportionate share of the proration, based on the percentage of all Shares subject to Parent Stock Elections tendered by all Stockholders that is reflected by the total Shares subject to a Parent Stock Election tendered by such Stockholder.

        (e)   Each Share tendered but which is not the subject of a valid Election (a "No Election Share") shall be deemed to be tendered subject to the following Elections:

            (i)  If the Cash Elections exceed the Maximum Cash Consideration such that proration of Cash Elections occur pursuant to Section 1.1(d)(iii), each No Election Share will be deemed tendered subject to a Parent Stock Election;

           (ii)  If the Parent Stock Elections exceed the Maximum Stock Consideration such that proration of Parent Stock Elections occurs pursuant to Section 1.1(d)(iv), each No Election Share will be deemed tendered subject to a Cash Election; and

          (iii)  If no proration occurs, each No Election Share will be deemed tendered in part subject to a Cash Election and in part subject to a Parent Stock Election. In such case, (A) 50% of the Shares validly tendered in the Offer, reduced by the number of Shares subject to valid Cash Elections (as adjusted pursuant to Sections 1.1(d)(iii) through 1.1(d)(iv)), shall be deemed to be subject to Cash Elections, and (B) 50% of the Shares validly tendered in the Offer, reduced by the number of Shares subject to valid Stock Elections (as adjusted pursuant to Sections 1.1(d)(iii) through 1.1(d)(iv)), shall be deemed to be subject to Stock Elections (it being understood that the sum of (A) and (B) shall equal the number of No Election Shares), and the related available Cash Consideration and Stock Consideration remaining after taking into account the affirmative Elections of Stockholders will be allocated on a pro rata basis among Stockholders who tendered No Election Shares such that the same percentage of a Stockholder's No Election Shares is treated as subject to a Cash Election as is so treated for each other Stockholder of No Election Shares and the same percentage of a Stockholder's No Election Shares is treated as subject to a Stock Election as is so treated for each other Stockholder of No Election Shares.

        (f)    Notwithstanding any provision of this Agreement to the contrary, in no event shall the total number of shares of Parent Common Stock issuable pursuant to the Offer exceed the Stock Consideration Cap and accordingly, if the Stock Consideration Cap is less than the "Maximum Stock Consideration" as initially calculated pursuant to Section 1.1(d), then the "Maximum Stock Consideration" as so calculated shall be adjusted and instead shall be equal to the product of (A) 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the date on which Shares are first accepted for payment under the Offer (the "Acceptance Date") and (B) the quotient obtained by dividing (1) the total number of Shares validly tendered and accepted for payment by Merger Sub pursuant to the Offer, by (2) the total number of Shares outstanding as of the Acceptance Date (such product of (A) and (B) also being the "Stock Consideration Cap"). In the event that the Maximum Stock Consideration is decreased pursuant to this Section 1.1(f), then the Shares that would otherwise have received Stock Consideration in exchange for Shares validly tendered in the Offer shall instead receive the Cash Consideration and the "Maximum Cash Consideration" as initially calculated pursuant to Section 1.1(d) shall be increased appropriately to reflect such increased number of Shares receiving Cash Consideration. If an adjustment to the Maximum Stock Consideration and the Maximum Cash Consideration occurs by reason of this Section 1.1(f), such adjustment shall be allocated among all Stockholders who, but for this Section 1.1(f), would receive Stock Consideration, in a manner consistent with the manner in which adjustments may be required pursuant to Sections 1.1(d)(iii) and 1.1(d)(iv).

        (g)   In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Shares who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer will be paid an amount in cash (without interest) equal to such holder's respective proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock deemed issued pursuant to the Offer. As soon as practicable following the completion of the Offer, the Exchange Agent shall determine the excess of (i) the number of shares of Parent Common Stock issuable to the former holders of Shares pursuant to the Offer (including fractional shares), over (ii) the number of shares of Parent Common Stock to be distributed to former holders of Shares (excluding fractional shares) (such excess being collectively called the "Excess Offer Parent Stock"). The Exchange Agent, as agent and trustee for the former holders of Shares, shall as promptly as reasonably practicable sell the Excess Offer Parent Stock at the prevailing prices on the New York Stock Exchange (the "NYSE"). The sales of the Excess Offer Parent Stock by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent and costs associated with calculating and distributing the respective cash amounts payable to the applicable former holders of Shares, incurred in connection with such sales of Excess Offer Parent Stock. Until the proceeds of such sales have been distributed to the former holders of Shares to whom fractional shares of Parent Common Stock otherwise would have been issued in the Offer, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Shares in respect of any fractional shares of Parent Common Stock, the Exchange Agent shall distribute such amounts to such former holders.

        (h)   If, between the date of this Agreement and the completion of the Offer, the outstanding shares of Parent Common Stock or the Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Consideration, the Stock Consideration, the Maximum Cash Consideration, the Maximum Stock Consideration, the Cash Proration Factor and the Parent Stock Proration Factor shall be correspondingly adjusted as appropriate to provide the holders of Shares tendered pursuant to the Offer the same economic effect as contemplated by this Agreement prior to such event.

        (i)    The Offer shall expire on the date that is 20 Business Days after the commencement of the Offer, except as may otherwise be required by applicable Law; provided, however, that Merger Sub shall, and Parent shall cause it to (in each case unless Parent has terminated this Agreement pursuant to Article VIII), extend the Offer (i) if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, for one or more successive periods of up to 20 Business Days per extension until the earlier to occur of (A) the date such Offer Conditions are satisfied or waived or (B) March 1, 2011 (the "Outside Date"), or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof or the rules of the NYSE or NASDAQ applicable to the Offer or any other applicable Law. In addition, Merger Sub may, at its option, extend the Offer for one extension period not in excess of 10 Business Days (but not later than the Outside Date) in the event that all Offer Conditions have been satisfied or waived but there shall not have been validly tendered and not withdrawn a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Parent or any of its Subsidiaries, would represent at least 90% of the outstanding Shares on a fully diluted basis on the date of purchase.

        (j)    Subject to the terms of the Offer and this Agreement and the satisfaction or waiver by Merger Sub of all of the Offer Conditions, Merger Sub will irrevocably accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof (as the same may be extended or required to be extended, in each case in accordance with the terms of Section 1.1).

        (k)   Parent shall cause to be provided to Merger Sub all of the funds and Parent Common Stock necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub's obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration contemplated by this Agreement in respect thereof.

        Section 1.2    Offer Documents.    As promptly as reasonably practicable after the date hereof, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (including any amendments or supplements thereto, the "Registration Statement"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Registration Statement effective as long as necessary to complete the Offer. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file a Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer, which shall contain or shall incorporate by reference all or part of the Preliminary Prospectus, an offer to purchase (the "Offer to Purchase") and forms of the related letter of election and transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase, the registration statement described below required to be filed pursuant to Chapter 80B of the Minnesota Statutes, and such other documents, together with all amendments and supplements thereto, the "Offer Documents") and (b) cause the Offer Documents to be disseminated to the Stockholders, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Stockholders, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Merger Sub shall timely file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the transactions contemplated by this Agreement required to be filed pursuant to Chapter 80B of the Minnesota Statutes and shall disseminate to the holders of Shares via the Offer Documents the information set forth in any such registration statement to the extent and within the time period required by Chapter 80B of the Minnesota Statutes.

        Section 1.3    Company Actions.

        (a)   The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 4.4(b) (as long as no Adverse Recommendation Change has occurred prior to the filing of such Offer Document and provided that in the event of an Adverse Recommendation Change, Parent and Merger Sub shall file such amendment to the Offer Documents as may be necessary so that any of such Offer Documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading).

        (b)   As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and mail to the Stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with any amendments or supplements thereto, the "Schedule 14D-9") containing, subject to the Company Board's right to make an Adverse Recommendation Change in accordance with Section 6.2(b), the recommendation of the Company Board described in Section 4.4(b), and shall cause the Schedule 14D-9 to be disseminated to the Stockholders (concurrently with and in the same mailing envelope as the Offer Documents) as required by Rule 14d-9 under the Exchange Act. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Stockholders, in each case, as and to the extent required by applicable federal securities Laws. As long as no Adverse Recommendation Change has occurred in accordance with Section 6.2(b) prior to the filing of such Schedule 14D-9 or the applicable amendment thereto, Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on such Schedule 14D-9 and any such amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

        (c)   In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Mergers, Parent and Merger Sub shall hold in confidence, subject to the terms of the Confidentiality Agreement except as further limited herein, the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Mergers and if this Agreement shall be terminated shall promptly deliver to the Company or order the destruction of the original and all copies of such information.

        Section 1.4    Directors.

        (a)   Subject to compliance with applicable Law, promptly upon the payment by Merger Sub for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum

Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (including the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its Affiliates at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding on a fully-diluted basis; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board as long as Parent and its Affiliates beneficially own a majority of the Shares of the Company. In furtherance thereof, promptly upon the payment by Merger Sub for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected or appointed, including, without limitation, increasing the size of its Board of Directors and/or seeking the resignations of one or more incumbent directors. At such time, the Company shall, upon request of Parent, also promptly take all actions necessary to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

        (b)   The Company's obligations to appoint Parent's designees to the Company Board pursuant to Section 1.4(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, including mailing to the Stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub's designees to be elected or appointed to the Company Board. Parent shall supply to the Company any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.4 are in addition to and shall not limit any rights that Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

        (c)   In the event that Parent's designees are elected or appointed to the Company Board pursuant to this Section 1.4 then, until the Effective Time, the Company shall use commercially reasonable efforts to cause the Company Board to maintain at least three directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the "Independent Directors"); provided, however, that if the number of Independent Directors is reduced below three for any reason, the remaining Independent Director(s) shall be entitled to nominate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.4(c). Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent's designees pursuant to this Section 1.4 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the Independent Directors (or in the case where there are two or fewer Independent Directors, the concurrence of one Independent Director) if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on any holders of Shares other than Parent or Merger Sub.

        Section 1.5    The Top-Up Option.

        (a)   The Company hereby grants to Merger Sub an irrevocable option (the "Top-Up Option"), exercisable upon the terms and conditions of this Section 1.5, to purchase that number of newly- issued Shares (the "Top-Up Shares") equal to the lowest number of Shares that, when added to the number of Shares held by Parent and Merger Sub at the time of such exercise, shall constitute one share more than 90% of the total Shares then outstanding (determined on a fully diluted basis and assuming the issuance of the Top-Up Shares, but excluding from Merger Sub's ownership, but not from outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee).

        (b)   The Top-Up Option shall be exercisable once in whole and not in part on or prior to the 10th Business Day after Merger Sub's acceptance for payment of Shares pursuant to the Offer, provided that the number of Shares beneficially owned by Parent or Merger Sub immediately prior to the time of exercise of the Top-Up Option constitutes at least seventy-five percent (75%) of the number of shares of Company Common Stock then outstanding (excluding from Merger Sub's ownership, but not from outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) and that Merger Sub shall own, immediately after such exercise and the issuance of Top-Up Shares pursuant thereto, one share more than ninety percent (90%) of the number of shares of Company Common Stock then outstanding (excluding from Merger Sub's ownership, but not from outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee); provided, however, that in no event shall the Top-Up Option be exercisable (x) for a number of Shares in excess of the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes of this Section 1.5, any Shares held in the treasury of the Company), (y) if the issuance of the Top-Up Shares would require approval of the Stockholders under Rule 5635 of the NASDAQ Stock Market ("NASDAQ") listing standards and a waiver of or exemption from such requirement is not obtained from NASDAQ, or (z) any other provision of applicable Law or judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares. Except as otherwise provided in Section 1.5(c), the aggregate amount payable to the Company for the Top-Up Shares shall be equal to the product of the number of Top-Up Shares and the Cash Consideration (the "Top-Up Consideration"). The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

        (c)   The Top-Up Consideration shall consist of (i) an amount equal to the par value of the Top-Up Shares, to be paid in cash, and (ii) an amount equal to the balance of the Top-Up Consideration, which may be paid (x) in cash, (y) by issuance of a promissory note (which shall be treated as payment to the extent of the principal amount thereof) with full recourse to Parent or (z) by issuance of shares of Parent Common Stock valued at the Average Trading Price, or any combination of the foregoing, at Merger Sub's election. Any such promissory note shall (A) bear interest at the rate per annum equal to the prime rate as reported in The Wall Street Journal, Midwest Edition, on the date of execution and delivery of such promissory note, (B) shall mature on the first anniversary of the date of execution and delivery of such promissory note, (C) may be prepaid without premium or penalty and (D) shall provide that the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (x) Merger Sub fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of 30 days or (y) Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors.

        (d)   In the event Merger Sub exercises the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares, (ii) the place and time for the closing of the purchase of the Top-Up Shares (which, subject to applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than 2 Business Days after date such notice is delivered to the Company), (iii) the number of shares of Company Common Stock that Merger Sub intends to purchase pursuant to the Top-Up Option and (iv) the manner in which Merger Sub intends to pay the applicable exercise price. Such notice shall also include an undertaking signed by Parent and Merger Sub that, as promptly as practicable following such exercise of the Top-Up Option, Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable after such exercise and the delivery by the Company of the Top-Up Shares, consummate the Mergers in accordance with the terms hereof (subject in the case of the Merger to Article VII and in the case of the Second Merger to Section 6.13). At the closing of the purchase of the Top-Up Shares, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing such shares, which certificate may include any legends required by applicable securities Laws.

        (e)   Parent and Merger Sub understand that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents and warrants that Merger Sub will be, upon the purchase of the Top-Up Shares, an "accredited investor," as defined in Rule 501 of Regulation D under the Securities Act. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

        (f)    Parent and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or desirable to procure from NASDAQ or any other Governmental Entity any necessary waiver or other exemption from NASDAQ requirements or applicable Law in order to issue the Top-Up Shares without obtaining the approval of the Stockholders.

        (g)   The parties agree that any dilutive impact on the value of the shares of Company Common Stock as a result of the existence or exercise of the Top-Up Option or the issuance of the Top-Up Shares, and any effect of the promissory note and Parent Common Stock referred to in Section 1.5(c) above, will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.5.

        (h)   Except to the extent prohibited by applicable Law, Parent may cause the Company to deliver cash or shares of Parent Common Stock paid upon exercise of the Top-Up Option to the Exchange Agent as part of the Exchange Fund in satisfaction of the obligations of Parent and Merger Sub under Section 3.3(a) to deliver a corresponding amount of cash and shares of Parent Common Stock, and such amounts shall be included in the Cash Merger Consideration and Stock Merger Consideration, as applicable.

        Section 1.6    Short Form Merger.    If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Merger Sub and Parent's other Subsidiaries collectively represent at least 90% of the then outstanding Shares, Parent shall cause Merger Sub to, and Parent and Parent's other Subsidiaries shall transfer any Shares they own to Merger Sub to enable Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request, in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in Article II below.

 ARTICLE II
THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        Section 2.2    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304-1211, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        Section 2.3    Effective Time.    Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or, if applicable, a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        Section 2.4    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.5    Certificate of Incorporation; Bylaws.

        (a)   At the Effective Time, the certificate of incorporation of the Company shall be amended and restated as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

        (b)   At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

        Section 2.6    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        Section 2.7    Officers.    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

 ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 3.1    Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

          (a)   Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b) and any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive either (i) $20.80 in cash, without interest (the "Cash Merger Consideration"), or (ii) the number of shares of Parent Common Stock equal to the Stock Consideration (the "Stock Merger Consideration" and, together with the Cash Merger Consideration, the "Merger Consideration"). The aggregate amount of Cash Merger Consideration and Stock Merger Consideration that a Stockholder shall be entitled to pursuant to this Section 3.1(a) shall be determined as follows: (A) 50% of the Shares to be canceled in the Merger by such Stockholder (as adjusted pursuant to this Section 3.1, the "Cash Merger Shares") shall be deemed converted into the right to receive the Cash Merger Consideration, and (B) 50% of the Shares to be canceled in the Merger by such Stockholder (as adjusted pursuant to this Section 3.1, "Stock Merger Shares") shall be deemed converted into the right to receive the Stock Merger Consideration, subject to adjustment and proration as provided in this Section 3.1. As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 3.3, without interest.

          (b)   Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (d)   The maximum aggregate amount of Cash Merger Consideration payable pursuant to the Merger shall be (x) $20.80 multiplied by (y) 50% of the total number of Shares canceled pursuant to the Merger (other than Shares canceled pursuant to Section 3.1(b), minus the cash value of Dissenting Shares) (such amount, or any greater amount specified in accordance with Section 3.1(e), the "Maximum Cash Merger Consideration"). For purposes of this Section 3.1, the "cash value of Dissenting Shares" assumes that the fair value, or "cash value," of each Dissenting Share equals the Cash Merger Consideration. The maximum aggregate amount of Stock Merger Consideration issuable pursuant to the Merger shall be (x) the Stock Consideration multiplied by (y) 50% of the total number of Shares canceled pursuant to the Merger (other than Shares canceled pursuant to Section 3.1(b)) (such amount, or any lesser amount specified in accordance with Section 3.1(e), the "Maximum Stock Merger Consideration").

          (e)   Notwithstanding any provision of this Agreement to the contrary, in no event shall the total number of shares of Parent Common Stock issued pursuant to the Offer and issuable pursuant to the Merger and upon exercise or conversion of all convertible securities assumed by Parent in the Merger exceed 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Acceptance Date; and, accordingly, if the Merger Stock Consideration Cap is less than the Maximum Stock Merger Consideration as initially calculated pursuant to

  Section 3.1(d), then (i) the "Maximum Stock Merger Consideration" as so calculated shall be adjusted and instead shall be the amount equal to (A) 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Acceptance Date minus (B) the total number of shares of Parent Common Stock issued pursuant to the Offer (such difference of (A) and (B) also being the "Merger Stock Consideration Cap"). In the event that the Maximum Stock Merger Consideration is decreased pursuant to this Section 3.1(e), then the Shares that would otherwise have received Stock Merger Consideration in the Merger shall instead receive the Cash Merger Consideration and the "Maximum Cash Merger Consideration" as initially calculated pursuant to Section 3.1(d) shall be increased appropriately to reflect such increased number of Shares receiving Cash Merger Consideration. If an adjustment to the Maximum Stock Merger Consideration and the Maximum Cash Merger Consideration occurs by reason of this Section 3.1(e), such adjustment shall be allocated among all Stockholders who, but for this Section 3.1(e), would receive Stock Merger Consideration, in the proportion that the Shares surrendered by such Stockholder bears to the Shares surrendered by all Stockholders in the Merger.

          (f)    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 3.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

          (g)   Notwithstanding anything in this Agreement to the contrary (except the remaining provisions of this Section 3.1(g)), if the product of (i) the number of shares of Parent Common Stock to be issued in the Offer and the Merger in exchange for the Shares and (ii) the Testing Price (as defined below) (such product, the "Value of Stock Consideration") is less than 40% of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration (as defined below), then the number of Cash Merger Shares shall be reduced (the number of Shares subject to such reduction, the "Cash Merger Share Reduction"), and the number of Stock Merger Shares shall be increased by the same number of Shares that are subject to the Cash Merger Share Reduction, so as to cause such percentage to be equal to (as close as possible, but not below) 40%. Such adjustment shall increase the Cash Merger Shares and decrease the Stock Merger Shares of each Stockholder in the proportion that the Shares surrendered by such Stockholder bears to the Shares surrendered by all Stockholders in the Merger. The number of shares of Parent Common Stock to be issued under this Section 3.1(g) shall be, along with the number of shares of Parent Common Stock otherwise issuable in connection with the Merger, subject to the Merger Stock Consideration Cap. If the additional Parent Common Stock to be issued under this Section 3.1(g) would cause the number of shares of Parent Common Stock to be issued in connection with the Merger to exceed the Merger Stock Consideration Cap, or if converting up to all Cash Merger Shares to Stock Merger Shares pursuant to this Section 3.1(g) would not cause such 40% threshold to be satisfied, then the adjustments in this Section 3.1(g) shall be inapplicable, Parent and Merger Sub shall not be required to complete the Second Merger and there shall be deemed to be an "Inadequate Continuity of Interest." For the avoidance of doubt, this Section 3.1(g) shall not be applicable, the Value of Stock Consideration need not be tested, and no adjustment shall occur as a result of this Section 3.1(g), if the Second Merger does not occur as a result of the provisions hereof. For purposes of this Section 3.1(g):

              (i)  "Non-Stock Consideration" shall mean (A) any cash consideration paid pursuant to the Offer and the Merger, and (B) any other cash or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to holders of Shares in exchange for Shares in connection with the Offer and Merger (including the maximum amount of cash paid and expected by Parent and the Company to be paid on account of Dissenting Shares);

             (ii)  "Testing Price" shall be the lowest of the following amounts, as reported on the NYSE: (A) the closing Parent Common Stock trading price on the Valuation Date, (B) the average between the high and low Parent Common Stock trading prices on the Valuation Date, and (C) the volume weighted average of the trading prices of all shares of Parent Common Stock traded on the Valuation Date.

            (iii)  "Valuation Date" shall mean the applicable valuation date as counsel for the Company and the Parent mutually agree is appropriate under Treasury Regulation Section 1.368-1(e)(2) for purposes of testing the continuity of interest requirement under Treasury Regulation Section 1.368-1(e) with respect to the Mergers.

        Section 3.2    Treatment of Options and Other Equity-Based Awards.

        (a)   At the Effective Time, each option (each, a "Company Stock Option") to purchase Shares granted under the AGA Medical Holdings, Inc. 2006 Equity Incentive Plan, and the AGA Medical Holdings, Inc. 2008 Equity Incentive Plan (the "Company Stock Plans"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time by a special payroll payment an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Cash Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Cash Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof; provided further that Parent may, in its sole discretion, cause the Exchange Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 3.2(a) rather than the Surviving Corporation.

        (b)   Each restricted stock unit with respect to Shares (each, an "RSU") granted under a Company Stock Plan shall fully vest immediately prior to the Effective Time, and each holder of an RSU shall receive from the Surviving Corporation as soon as practicable following the Effective Time by a special payroll payment the Cash Merger Consideration with respect to each such RSU at the same time such Cash Merger Consideration is paid to holders of Shares; provided further that Parent may, in its sole discretion, cause the Exchange Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 3.2(b) rather than the Surviving Corporation.

        (c)   Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options and RSUs setting forth each holder's rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options and RSUs shall be treated in the manner set forth in this Section 3.2.

        (d)   The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of a Company Stock Option or an RSU or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by Section 3.2(a) or 3.2(b), as applicable, in cancellation and settlement thereof.

        (e)   With respect to the AGA Medical Holdings, Inc. 2008 Employee Stock Purchase Plan (the "ESPP"), the Company shall not commence any new "Offerings" (as defined in the ESPP) under the ESPP on or after the date of this Agreement. Immediately prior to the date of a "Change of Control" (as defined in the ESPP), the Company shall take all action necessary to terminate the ESPP and to cancel all rights to purchase Common Stock currently outstanding under the Offering in effect at the time of the Change of Control, and the accumulated payroll deductions previously withheld on behalf of employees who elected to participate in such Offering shall be refunded to such employees. In addition, at the Effective Time, each such employee shall receive a cash payment equal to the product of (i) the excess of the Cash Merger Consideration over the per share purchase price, multiplied by (ii) the number of whole shares that such employee was entitled to purchase in such Offering, in each case determined pursuant to the terms of the ESPP and by assuming that the "Offering End Date" and "Purchase Date" (as defined in the ESPP) occurred immediately prior to the date of the Change of Control.

        Section 3.3    Exchange and Payment.

        (a)   Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"). On the day of (and immediately following) the Effective Time, Parent or Merger Sub shall deposit (or cause to be deposited) with the Exchange Agent, in trust for the benefit of holders of Shares, (i) certificates representing a number of shares of Parent Common Stock equal to the Maximum Stock Merger Consideration issuable to the Stockholders pursuant to Section 3.1 and (ii) an amount of cash sufficient to deliver to holders of Shares the Maximum Cash Merger Consideration to which they are entitled pursuant to Section 3.1. Parent further agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay any dividends and other distributions pursuant to Section 3.3(c). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1(a), except as provided in this Agreement. Parent shall pay the fees and expenses of the Exchange Agent.

        (b)   As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding certificate or outstanding certificates ("Certificates") and to each holder of uncertificated Shares represented by book entry ("Book-Entry Shares") that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal (or, in the case of a Book-Entry Share, upon delivery of such letter of transmittal), duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require (a "Proper Delivery"), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder is entitled to receive pursuant to Section 3.1 (after taking into account any applicable proration or other adjustments and aggregating any fractional shares resulting from all Shares surrendered by such holder pursuant to the Merger), (B) the Cash Merger Consideration that such holder is entitled to receive pursuant to Section 3.1 in respect of the Shares represented by such Certificate or Book-Entry Share and/or (C) a check in the amount of the cash that such holder is entitled to be paid in respect of any fractional shares of Parent Common Stock pursuant to Section 3.3(e) and dividends and other distributions pursuant to Section 3.3(d), if any, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable in respect of Certificates or Book-Entry Shares. Payment of Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery of the applicable Certificate or Book-Entry Share.

        (c)   If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

        (d)   Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 3.1(a), without any interest thereon. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share who is entitled to receive Parent Common Stock upon such surrender, and no cash payment in respect of fractional shares shall be paid to any such holder pursuant to Section 3.3(e), unless and until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or return the form of letter of transmittal in the case of a Book-Entry Share, in accordance with Section 3.3(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or return of the form of letter of transmittal in the case of a Book-Entry Share, there shall be paid to the holder of the Certificates or Book-Entry Share that are entitled to shares of Parent Common Stock, without interest, (i) an amount equal to the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock for which the Shares represented by the Certificates or Book-Entry Shares were exchanged for, and (ii) at the appropriate payment date, an amount equal to the amount of dividends or other distributions, with a record date after the Effective Time but prior to the date of surrender of such holder's Certificate or return of the form of letter of transmittal in the case of a Book-Entry Share, and a payment date occurring after the date of surrender, payable with respect to such whole shares of Parent Common Stock which the Shares represented by the Certificates or Book-Entry Shares were exchanged for.

        (e)   In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Merger, each holder of Shares who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Merger will be paid an amount in cash (without interest) equal to such holder's respective proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent for the Merger, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock deemed issued pursuant to the Merger. As soon as practicable following the Closing, the Exchange Agent shall determine the excess of (i) the number of shares of Parent Common Stock issuable to the holders of Shares pursuant to the Merger (including fractional shares), over (ii) the number of shares of Parent Common Stock to be distributed to former holders of Shares pursuant to the Merger (excluding fractional shares) (such excess being collectively called the "Excess Merger Parent Stock"). The Exchange Agent, as agent and trustee for the former holders of Shares, shall as promptly as reasonably practicable sell the Excess Merger Parent Stock at the prevailing prices on the NYSE. The sales of the Excess Merger Parent Stock by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent and costs associated with calculating and distributing the respective cash amounts payable to the applicable former holders of Shares, incurred in connection with such sales of Excess Merger Parent Stock. Until the proceeds of such sales have been distributed to the former holders of Shares to whom fractional shares of Parent Common Stock otherwise would have been issued in the Offer, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall distribute such amounts to such former holders.

        (f)    All Merger Consideration delivered upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

        (g)   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

        (h)   Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest.

        (i)    None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (j)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

        (k)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.3(a) to pay for Shares for which appraisal rights have been perfected as described in Section 3.5 shall be returned to Parent, upon demand.

        Section 3.4    Withholding Rights.    Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, RSUs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 3.5    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face or where specifically cross-referenced) or (ii) as set forth in the Company SEC Documents filed since December 31, 2009 and publicly available prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures therein to the extent that they are predictive, cautionary or forward-looking in nature, in each case other than factual information contained in such disclosures) (provided, however, that the representations and warranties set forth in Sections 4.2, 4.4, 4.5, 4.10, 4.11, 4.12, 4.16, 4.19, 4.20 and 4.25 shall not be deemed qualified by any Company SEC Documents), each representation and warranty in this Article IV is not qualified in any way whatsoever, and is made and given with the intention of inducing Parent and Merger Sub to enter into this Agreement. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub as follows:

        Section 4.1    Organization, Standing and Power.

        (a)   Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means (x) any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to comply, or prevents the Company from complying, with its material obligations with respect to the consummation of the Offer or the Merger or would reasonably be expected to do so; provided, however, that, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent arising out of or attributable to any of the following, either alone or in combination (1) generally affecting the industry in which the Company operates, or the economy or the financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (3) reflecting or resulting from changes in Law, rule or regulation or GAAP or interpretations thereof, (4) weather, natural disasters or other force majeure events, (5) the announcement of the execution of this Agreement or the pendency of the Offer or the Mergers or any other transactions contemplated by this Agreement, including the loss or departure of directors, officers or other employees or consultants of the Company, or the termination, reduction (or potential reduction) or any other adverse development (or potential adverse development) in the Company's relationships with any of its customers, suppliers, distributors or other business partners, (6) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (7) any actions taken, or failure to take action, to which Parent or Merger Sub has expressly consented to or requested, (8) any stockholder litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement (but excluding any such litigation arising out of or relating to any agreement with or between Stockholders other than the Support Agreement), (9) any failure by the Company and its Subsidiaries to meet any internal or external budgets, projections, forecasts or predictions of financial performance, in and of itself, or (10) a change in the market price or trading volume of the Shares, in and of itself;; provided, that, with respect to clauses (1), (2), (3) and (4), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse (relative to other industry participants of comparable size to the Company) to the Company and its Subsidiaries, taken as a whole and provided, further, that with respect to clauses (9) and (10), the facts and circumstances giving rise to or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect; or (y) any material violation before or after the date hereof by the Company or any of its Subsidiaries (or any material violation for which the Company or any of its Subsidiaries could be liable) of any FDA Law, Foreign Drug Law, or Law covered by Sections 4.11(d) through 4.11(g) for which the remedy would reasonably be expected to have a material adverse effect on the business of Parent and its Subsidiaries (only to the extent such effect results solely from the Company's violation, and not including any portion of such effect resulting from any act or omission of Parent or its Subsidiaries), that has not been disclosed in the Company Disclosure Letter or the Company SEC Reports prior to the date hereof.

        (b)   The Company has previously delivered or made available to Parent true and complete copies of the Company's certificate of incorporation (the "Company Charter") and bylaws (the "Company Bylaws") and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies of the minutes of all meetings of the Stockholders, the Company Board and each committee of the Company Board and the minutes of meetings of the Stockholders and board of directors of each of its Subsidiaries held since January 1, 2007, except for minutes or actions of the Company Board or committees of the Company Board that relate solely to, or such portions of such minutes or actions that relate solely to, the consideration by such directors of the transactions contemplated hereby or other similar transactions.

        Section 4.2    Capital Stock.

        (a)   The authorized capital stock of the Company consists of Four Hundred Million (400,000,000) Shares and One Hundred Million (100,000,000) shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of the close of business on October 13, 2010, (i) 50,268,924 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 4,895,104 Shares were reserved for issuance pursuant to Company Stock Plans (of which 3,235,962 Shares were subject to outstanding Company Stock Options and 251,000 Shares were subject to outstanding RSUs) and (v) 28,725 shares were subject to purchase pursuant to the ESPP. All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, "Liens"). Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except for the Top-Up Option, except as set forth above in this Section 4.2(a) and except for changes since October 13, 2010 resulting from the exercise of Company Stock Options described in Section 4.2(b) or as expressly permitted by Section 6.1, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, "phantom" stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries (except for the withholding of shares in connection with Taxes payable in respect of the exercise of Company Stock Options and the issuance of Shares in connection with the vesting of restricted stock units, performance stock units, restricted stock unit rights or other awards granted under the Company Plans).

        (b)   Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of October 13, 2010, of outstanding Company Stock Options, RSUs or other rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, "Company Stock Awards"), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Stock Option intended to qualify as an "incentive stock option" under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option, and no Company Stock Option is subject to Section 409A of the Code. No Company Stock Options or RSUs that are outstanding have been granted other than pursuant to the Company Stock Plans. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options and RSUs.

        Section 4.3    Subsidiaries.    Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

        Section 4.4    Authority.

        (a)   The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger and if required by applicable Law, to the adoption and approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the "Company Stockholder Approval"). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

        (b)   The Company Board, at a meeting duly called and held, duly adopted resolutions for which all directors present voted in favor of (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.3(c)) and (iv) resolving to recommend that the Stockholders accept the Offer, tender their shares pursuant to the Offer and vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Offer and the Merger (if required by applicable Law), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.2. The Company is providing to Parent concurrently herewith true and complete copies of the resolutions described herein.

        (c)   In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company's capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

        Section 4.5    No Conflict; Consents and Approvals.

        (a)   The execution, delivery and performance of this Agreement by the Company does not, and (assuming that all consents, approvals, authorizations and other actions described in Section 4.5 of the Company Disclosure Letter have been obtained and all filings and obligations described in Section 4.5 of the Company Disclosure Letter have been made and any waiting periods thereunder have terminated or expired) the consummation of the Offer and the Mergers and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, agreement or other obligation binding on the Company and its Subsidiaries or any of their respective assets, whether oral or written (each, including all amendments thereto, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law, FDA Laws, and Foreign Drug Laws), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement ("Law") or any rule or regulation of the NASDAQ applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

        (b)   No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer and the Mergers or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any equivalent foreign antitrust filings, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and "blue sky" laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of the NASDAQ and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

        Section 4.6    SEC Reports; Financial Statements.

        (a)   The Company has filed with or furnished to the SEC on a timely basis, and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents filed or required to be filed or furnished by the Company with the SEC since October 20, 2009 (all such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the "Company SEC Documents"). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2009, except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

        (c)   The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries are not aware of any material weakness or significant deficiencies in their internal controls over financial reporting.

        (d)   The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company's periodic and current reports under the Exchange Act, is made known to the Company's chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

        (e)   Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

        (f)    As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2007.

        (g)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company SEC Documents.

        (h)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

        (i)    No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

        Section 4.7    No Undisclosed Liabilities.    Except to the extent disclosed in the Company SEC Documents filed after the date of the Company's annual report on Form 10-K for the year ended December 31, 2009 and before the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due, or to become due that are required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2009 included in the Company SEC Documents and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, (c) other liabilities that do not exceed $500,000 individually or $2,000,000 in the aggregate, (d) liabilities and obligations under this Agreement or in connection with the transactions contemplated hereby.

        Section 4.8    Certain Information.    Neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Stockholders and, in the case of the Proxy Statement, at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 or the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. For purposes of this Agreement, the letter to stockholders, notice of meeting, proxy statement and form of proxy and any other soliciting material, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith are collectively referred to as the "Proxy Statement."

        Section 4.9    Absence of Certain Changes or Events.    Except as and to the extent disclosed in the Company SEC Documents filed after the date of the Company's annual report on Form 10-K for the year ended December 31, 2009 and before the date hereof, since December 31, 2009: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action since June 30, 2010 that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1, other than actions taken in the ordinary course of business consistent with past practices.

        Section 4.10    Litigation.    There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an "Action") (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets and there is no filed litigation against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual's capacity as such, in each case that was either (a) commenced by a Governmental Entity or (b) that (i) involves an amount in controversy in excess of $250,000, (ii) seeks material injunctive or other non-monetary relief or (iii) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

        Section 4.11    Compliance with Laws and Permits.

        (a)   The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, "Permits") necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and no suspension, cancellation or other lapse of any such Permit is pending by or at the behest of any Governmental Entity, or to the Company's knowledge, threatened. All of such Permits shall remain in full force and effect in all material respects after the Offer and the Mergers. Since January 1, 2007, neither the Company nor any of its Subsidiaries has been in violation of (i) any Permits in any material respect, or (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any applicable Law not explicitly covered in Section 4.11(b) thorough 4.11(g), including any consumer protection, equal opportunity, customs, patient confidentiality, health care industry regulation and third-party reimbursement laws including under any federal or state health care program, including but not limited to any Federal Health Care Program as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA"), and any similar Laws of any other jurisdiction. Since January 1, 2007, none of the Company or any of its Subsidiaries has received a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets or from a Government Entity seeking to investigate any such possible material violation. The Company is not subject to any material continuing liabilities, obligations or other consequences of any nature relating to any noncompliance by the Company with any Laws which occurred prior to January 1, 2007.

        (b)   Neither the Company nor any of its Subsidiaries is subject to any consent decree from any Governmental Entity. Neither the Company nor any of its Subsidiaries has received any warning letter from the FDA or equivalent action from any comparable non-U.S. Governmental Entity since January 1, 2007. Neither the Company nor any of its Subsidiaries has received any communication from any regulatory agency or been notified since January 1, 2007 that any product approval is withdrawn or modified or that such an action is under consideration. Without limiting the foregoing, the Company and each of its Subsidiaries is in compliance, in all material respects, with all current applicable statutes, rules, regulations, guidelines, policies or orders administered or issued by the FDA ("FDA Laws") or comparable foreign Governmental Entity ("Foreign Drug Laws") including FDA's Quality System Regulation, 21 C.F.R. Part 820; the Company does not have knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity. Since January 1, 2007, there have been no recalls, detentions, withdrawals, seizures, or termination or suspension of manufacturing requested or threatened relating to the Company's or its Subsidiaries' products, and no material field notifications, material field corrections or material alerts.

        (c)   The Company's and its Subsidiaries' products, where required, are being marketed in all material respects under valid pre market notifications under Section 510(k) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 360(k), and 21 C.F.R. Part 807, Subpart E ("510(k)'s") or pre-market approval applications approved by the FDA in accordance with 21 U.S.C. § 360(e) and 21 C.F.R. Part 814 ("PMA's"). All 510(k)'s and PMA's for the Company's and its Subsidiaries' products are exclusively owned by the Company or one of its Subsidiaries, and there is no reason to believe that FDA is considering limiting, suspending, or revoking any such 510(k)'s or PMA's or changing the marketing classification or labeling of any such products. To the knowledge of the Company, there is no false information or significant omission in any product application or product-related submission to the FDA or comparable foreign Governmental Entity. The Company and its Subsidiaries have obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company, and the Company has not received any notice that any Governmental Entity seeks any material additional conditions on the distribution or sale of products in a jurisdiction covered by a regulatory approval. To the knowledge of the Company and its Subsidiaries, any third party that is a manufacturer, contractor, or agent for the Company or its Subsidiaries is in compliance with all Permits and regulatory approvals from the FDA or comparable Governmental Entity insofar as they pertain to the manufacture of product components or products for the Company or its Subsidiaries.

        (d)   Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company or any Subsidiary: (i) have engaged in any activities which are material violations of, or are cause for civil penalties or mandatory or permissive exclusion under, any federal or state health care Law or any non-U.S. Law of comparable scope, including but not limited to any Federal Health Care Program under Sections 1128, 1128A, 1128B, 1128C, or 1877 of SSA, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), 18 U.S.C. § 287, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related federal, state or local statutes, or any non-U.S. Law of comparable scope, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (interpreted broadly to include anything of value), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any federal or state health care program (including any Federal Health Care Program), or any comparable non-U.S. program; (iv) have been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA or any non-U.S. Law of comparable scope; or (v) have failed to comply in any material respect with any state Law regarding disclosure of physician payments (commonly known as Sunshine Laws, which, for illustration purposes only, but without limiting the scope of this provision, are similar in subject matter to Section 1128G of the SSA).

        (e)   Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

        (f)    The Company and each of its Subsidiaries have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws (including the

International Traffic in Arms regulations, the Export Administration Regulations and the regulations administered by the Department of Treasury, Office of Foreign Assets Control ("OFAC")), and other export Laws of the countries where it conducts business, and neither the Company nor any of its Subsidiaries has received any notices of noncompliance, complaints or warnings with respect to its compliance with export Laws. Without limiting the foregoing:

            (i)  the Company and each of its Subsidiaries have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business;

           (ii)  the Company and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable export licenses or other approvals;

          (iii)  there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and

          (iv)  the Company and its Subsidiaries have in place adequate controls and systems to ensure compliance in all material respects with applicable Laws pertaining to import and export control in each of the jurisdictions in which the Company and its Subsidiaries currently does or in the past has done business, either directly or indirectly.

        (g)   Neither the Company nor any of its Subsidiaries, employees or management appears on the Specially Designated Nationals and Blocked Persons List published by OFAC, or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States. Neither the Company nor any of its Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC.

        Section 4.12    Benefit Plans.

        (a)   The Company has provided to Parent a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "multiemployer plans" (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans." With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the "IRS"), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

        (b)   Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan.

        (c)   No Company Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) or is subject to Section 412 or 430 of the Code or Title IV of ERISA.

        (d)   With respect to the Company Plans, except as disclosed in the Company SEC Documents or to the extent that the inaccuracy of any of the representations set forth in this Section 4.12, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

            (i)  each Company Plan has been established and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA, to the Company's knowledge, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

           (ii)  there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such Actions;

          (iii)  none of the Company and its Subsidiaries or members of their Controlled Group has incurred any direct or indirect material liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability;

          (iv)  the Company and its Subsidiaries do not maintain any Company Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation.

        (e)   None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby. No amount or benefit that could be received by any "disqualified individual" (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, and whether pursuant to a Company Plan or otherwise) could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

        (f)    No Company Plan provides for post-employment welfare benefits except to the extent required by Section 4980B of the Code or applicable state Law.

        (g)   Each Company Plan that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code. No individual is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto.

        Section 4.13    Labor and Employment Matters.

        (a)   The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. As of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

        (b)   No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

        (c)   Except for such incorrect classifications as would not reasonably be expected to result in a liability of more than $250,000 in the aggregate, all individuals who are performing consulting or other services for the Company or any Subsidiary of the Company are or were correctly classified by the Company as either "independent contractors" or "employees" as the case may be. All employees of the Company and any Subsidiary of the Company have been correctly classified as "exempt" or "non-exempt" under the Fair Labor Standards Act.

        (d)   Section 4.13(d) of the Company Disclosure Letter contains a list of the name of each officer, employee and independent contractor of the company and each Subsidiary of the Company, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person.

        (e)   The properties, assets and operations of the Company and its Subsidiaries have been in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws.

        Section 4.14    Environmental Matters.

        (a)   For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "Environmental Law" means any applicable Law relating to pollution or protection of the environment, human health or safety or the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

        (b)   The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect.

        (c)   Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties or any other properties other than in compliance with Applicable Law, (ii) any knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of their respective properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations other than in compliance with applicable Law, or (iii) any knowledge, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability, or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect.

        (d)   No Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

        (e)   There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries that have not been made available to Parent and which disclose a condition that has had or would reasonably be expected to have a Material Adverse Effect.

        (f)    Neither the Company nor any of its Subsidiaries has exposed any employee or third party to any Hazardous Substances or condition that has subjected or may subject the Company to liability under any Environmental Law, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

        (g)   No underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

        (h)   Neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any material liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

        (i)    Neither the Company nor any of its Subsidiaries has received written notice that it is required to make any material capital or other expenditures to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such material capital or other expenditures.

        Section 4.15    Taxes.

        (a)   The Company and each of its Subsidiaries have prepared and timely filed all material Tax Returns required to be filed and all Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects. For purposes of this Section 4.15, references to the Company and/or its Subsidiaries include predecessors to the Company and its Subsidiaries. The Company has made available to Parent copies of all federal income and other material Tax Returns filed by the Company and its Subsidiaries since January 1, 2007.

        (b)   All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Returns) have timely been paid, or have been timely withheld and remitted (if applicable), to the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP (including FIN 48, Accounting for Uncertainty in Income Taxes) in the Company's financial statements included in the Company SEC Documents, or have been incurred in the ordinary course of business since the date of the Company SEC Documents filed most recently in amounts consistent with prior periods.

        (c)   Since January 1, 2007, the Company and its Subsidiaries have not incurred, individually or in the aggregate, any material Liability for Taxes or recognized any material amount of taxable income outside the ordinary course of business or otherwise inconsistent with past practice.

        (d)   There is no Tax deficiency outstanding, assessed or, to the knowledge of the Company, proposed against the Company or any of its Subsidiaries, nor, as of the date hereof, has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect. Section 4.15(d) of the Company Disclosure Letter sets forth all material Tax deficiencies that have been proposed against the Company or any of its Subsidiaries since January 1, 2007 (whether or not settled or otherwise resolved).

        (e)   No audit, examination, claim or legal proceeding with respect to Taxes or of a Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination or of any such claim or proceeding.

        (f)    As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law that could materially affect the liability of the Company or any Subsidiary for Taxes following the Merger.

        (g)   Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local, or foreign Law.

        (h)   No claim has been made by any Governmental Entity in a jurisdiction where either the Company or any of its Subsidiaries has not filed Tax Returns indicating that the Company or such Subsidiary is or may be subject to any taxation by such jurisdiction.

        (i)    Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method, and neither the Company nor any of its Subsidiaries has any knowledge that a Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any Governmental Entity requesting permission for any change in accounting method.

        (j)    Other than in the ordinary course of business, consistent with past practice, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, U.S. taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any transaction that occurred prior to the Merger, including (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, or (iii) any election made or contemplated to be made on any Tax Return.

        (k)   There are no material Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Permitted Liens.

        (l)    The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code, nor has it been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.

        (m)  There are no material deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13(b)(1) with respect to which the Company or any of its Subsidiaries would be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date. There are no material "excess loss accounts" within the meaning of Treasury Regulation Section 1.1502-19(a)(2) with respect to any Subsidiaries of the Companies. There are no material items of income that will be required to be recognized by the Company or any of its Subsidiaries as a result of the Merger.

        (n)   Neither the Company nor any of its Subsidiaries (i) is a party to a Contract (other than a Contract entered into in the ordinary course of business with vendors, customers and lessors) that provides for Tax indemnity or Tax sharing, or for the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any other Person, or (ii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor. Neither the Company nor any of its Subsidiaries has been a member of a combined, consolidated, unitary or similar group for Tax purposes, other than any such group of which the Company was at all times the common parent corporation.

        (o)   The amount and nature of the tax attributes of the Company and its Subsidiaries (including net operating loss, capital loss and tax credit carryovers) reported in the Company's most recent annual report on Form 10-K filed with the SEC are true and correct in all material respects as of the end of the Company's most recent taxable year described therein, and no transaction has occurred since the end of the period covered in such annual report that has materially reduced any such tax attributes other than in the ordinary course of business. The Company is not aware of any other material limitations on its ability to utilize such attributes other than by reason of the effect of the transactions contemplated by this Agreement under Sections 382 and 383 of the Code and comparable provisions of state, local and foreign Tax Law, if any. Neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 and/or Section 383 of the Code.

        (p)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which would otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code and regulations thereunder) in conjunction with the Merger.

        (q)   Neither the Company nor any of its Subsidiaries has participated (i) in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or, (ii) to the knowledge of the Company, in a reportable transaction (other than a listed transaction), as set forth in Treasury Regulation Section 1.6011-4(b).

        (r)   Section 4.15(r) of the Company Disclosure Letter sets forth each Tax ruling, Tax holiday and other agreement with any Government Entity with respect to Taxes of the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance with each such Tax ruling, Tax holiday and other agreement in all material respects. There is no material risk that any material Tax ruling, Tax holiday or other agreement with any Government Entity with respect to Taxes will expire, be revoked or otherwise terminate, whether as a result of the Merger or otherwise prior to the stated or applicable term thereof as provided therein. Neither the Company nor any if its Subsidiaries currently has outstanding any requests for Tax rulings, Tax holidays or other agreements with any Government Entity with respect to Taxes that could adversely affect their liability for Taxes or the amount of taxable income or loss for any tax year or period ending after the Closing Date.

        (s)   The Company and its Subsidiaries are and have been in compliance in all material respects with the applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are, in all material respects, arm's-length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

        (t)    Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that could be reasonably expected to prevent the Merger, taken together with the Offer and the Second Merger, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (u)   No Subsidiary of the Company that is a "controlled foreign corporation" as defined in the Code owns (directly or indirectly) a material "investment in United States property" for purposes of Section 956 of the Code. Neither the Company nor any of its Subsidiaries owns an interest in any entity treated as a "passive foreign investment company" as defined in the Code.

        Section 4.16    Contracts.

        (a)   Section 4.16(a) of the Company Disclosure Letter lists all of the Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound other than those Material Contracts already set forth in the Company SEC Documents publicly available prior to the date of this Agreement. All copies of Material Contracts made available to Parent are true and complete copies of such Contracts. "Material Contracts" means any of the following contracts, agreements or arrangements (other than purchase or sales orders entered into in the ordinary course), whether written or oral, currently in effect and binding (provided that "Material Contract" shall not include any Contract that is (i) not a distribution agreement or a contract research organization agreement and that is terminable by the Company or its Subsidiaries upon 120 days or less notice without penalty, (ii) will be performed or satisfied in full prior to the Effective Time without material penalty to the Company and its Subsidiaries, or (iii) is solely between the Company and one or more of its Subsidiaries or is solely between Company Subsidiaries):

            (i)  any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

           (ii)  any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person "most favored nation" status or any similar type of favored discount rights;

          (iii)  any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

          (iv)  any Contract relating to Indebtedness;

           (v)  any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $500,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

          (vi)  any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract;

         (vii)  any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than product warranties or real estate lease indemnities in the ordinary course of business consistent with past practice), guarantee, "earn-out" or other contingent payment obligations, in each case that could result in payments in excess of $500,000;

        (viii)  any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries grants or is granted a license under any Intellectual Property, other than license agreements for "off-the-shelf" software that is generally commercially available and is licensed in object code form solely for internal use purposes;

          (ix)  any Contract that provides for any material confidentiality, standstill or similar obligations on the Company or its Subsidiaries, except for such Contracts entered into in the ordinary course of business consistent with past practice;

           (x)  any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $500,000;

          (xi)  any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company of more than $120,000;

         (xii)  any Contract with brokers, franchisees, distributors or dealers;

        (xiii)  any agreements with group purchasing organizations (GPOs) or integrated delivery networks (IDNs);

        (xiv)  any agreement with the Veterans Administration or Federal Supply Administration;

         (xv)  any Contract with any Governmental Entity that involves amounts in excess of $500,000; or

        (xvi)  any Contract that is material to the business of the Company and its Subsidiaries, taken as a whole, that requires a consent to or otherwise contains a provision relating to a "change of control," or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

        (b)   (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; and (ii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

        Section 4.17    Insurance.    Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is, to the knowledge of the Company, in full force and effect and all premiums due thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit cancellation or termination of, any such policy. No notice of cancellation or termination has been received with respect to any such policy.

        Section 4.18    Properties.

        (a)   The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its assets constituting personal property (excluding, for purposes of this sentence, assets held under leases), free and clear of all Liens other than (i) statutory ad valorem and real estate and other Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics', workmen's, repairmen's, landlord's, warehousemen's, carriers' or similar Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice (iii) encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants, and other similar rights or restrictions that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not, individually or in the aggregate, materially detract from the value the properties subject thereto or affected thereby or materially impair present business operations at such properties, (iv) existing Liens disclosed in the Company's consolidated balance sheet as at June 30, 2010 (or the notes thereto) included in the Company SEC Documents; and (v) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted ("Permitted Liens").

        (b)   Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries ("Owned Real Property") and all property leased for the benefit of the Company or any of its Subsidiaries ("Leased Real Property"). Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Assuming all consents, approvals and authorizations listed in Section 4.5 of the Company Disclosure Letter relating to any Leased Real Property have been obtained, all leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Effective Time.

        (c)   There are no contractual or legal restrictions that preclude or materially restrict the ability to use any Owned Real Property or, to the knowledge of the Company, Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained in all material respects and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

        (d)   Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

        Section 4.19    Intellectual Property.

        (a)   As used herein, the term "Intellectual Property" means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, "Marks"); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, "Patents"); (iii) copyrights and registrations and applications therefor (collectively, "Copyrights"); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, "Trade Secrets").

        (b)   Section 4.19(b)(1) of the Company Disclosure Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by or exclusively licensed to the Company or any of its Subsidiaries, excluding any Marks that are exclusively licensed to the Company or any of its Subsidiaries that are not being used in the current conduct of the Company's and its Subsidiaries' businesses (collectively, "Company Registered Marks"), Section 4.19(b)(2) of the Company Disclosure Letter sets forth an accurate and complete list of all Patents owned by or exclusively licensed to the Company or any of its Subsidiaries, excluding any Patents that are exclusively licensed to the Company or any of its Subsidiaries that are not being used in the current conduct of the Company's and its Subsidiaries' businesses (collectively, "Company Patents") and Section 4.19(b)(3) of the Company Disclosure Letter sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by or exclusively licensed to the Company or any of its Subsidiaries, excluding any Copyrights that are exclusively licensed to the Company or any of its Subsidiaries that are not being used in the current conduct of the Company's and its Subsidiaries' businesses (collectively, "Company Registered Copyrights" and, together with the Company Registered Marks and the Company Patents, "Company Registered IP"). No Company Registered IP owned by the Company or any of its Subsidiaries or, to knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries has been or is now involved in any interference, reissue, reexamination, opposition, nullity or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. The Company Registered IP owned by the Company or any of its Subsidiaries or, to knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries is subsisting. To the knowledge of the Company, the Company Registered IP (excluding any pending applications included in the Company Registered IP) is valid and enforceable and, except as set forth on Section 4.19(b)(4) of the Company Disclosure Letter, no written or, to the knowledge of the Company, oral notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and all filing, examination, issuance, post registration and maintenance fees, annuities and the like that have come due and are required to maintain, preserve or renew any of the Company Registered IP owned by the Company or any of its Subsidiaries or, to knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries have been timely paid. Except as set forth on Section 4.19(b)(5) of the Company Disclosure Letter, with respect to the Company Registered IP owned by the Company or any of its Subsidiaries, and to the knowledge of the Company with respect to the Company Registered IP exclusively licensed to the Company or any of its Subsidiaries, there are no filings, payments or other actions that were required to have been or are required to be made or taken by January 15, 2011, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of complying with legal requirements to obtain, maintain, preserve or renew any Company Registered IP.

        (c)   The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in the Intellectual Property owned by the Company or its Subsidiaries and maintain the confidentiality of all of the Trade Secrets of the Company or its Subsidiaries. All current or former employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by the Company or its Subsidiaries have entered into proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms (which have previously been provided to Parent).

        (d)   The Company or its Subsidiaries own, or possess adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct of the Company's and its Subsidiaries' businesses. None of the Intellectual Property owned by or, to the knowledge of the Company, licensed to, the Company or its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use or exploitation thereof by the Company or its Subsidiaries.

        (e)   The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company's or any of its Subsidiaries' rights or obligations under any Material Contract as defined in Section 4.16(a)(viii) of this Agreement. The rights licensed under each agreement granting to the Company or any of its Subsidiaries, as the case may be, any material right or license under or with respect to any Intellectual Property owned by a third party shall be exercisable by the Surviving Corporation or such Subsidiary, respectively, on and immediately after the Closing to the same extent as by the Company or such Subsidiary prior to the Closing. Neither the Company nor any of its Subsidiaries has granted to any third party any exclusive rights under any Intellectual Property owned by the Company or its Subsidiaries. All milestones and other conditions set forth in any license agreements under which Intellectual Property is licensed to the Company or any of its Subsidiaries that are required to be satisfied in order for the Company or such Subsidiary to retain any exclusive rights granted under such agreements have been timely satisfied and all such exclusive rights remain in full force and effect.

        (f)    The Company or one or more of its Subsidiaries owns exclusively all right, title and interest to the Company Registered IP (other than Company Registered IP exclusively licensed to the Company or any of its Subsidiaries) and all other Intellectual Property purportedly owned by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, and neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice or claim challenging the Company's or such Subsidiary's ownership of any of such Intellectual Property. To the knowledge of the Company, no loss, impairment or expiration of any Intellectual Property rights used in the Company's and the Subsidiaries' business as currently conducted is pending or threatened.

        (g)   The conduct of the Company's and the Subsidiaries' business as currently conducted, including the use or other exploitation of the Intellectual Property owned by the Company or any of its Subsidiaries, has not infringed, misappropriated, diluted or violated, and does not infringe, misappropriate, dilute or violate, in any material respect, any Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution, unfair competition or unfair trade practice has occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor. To the knowledge of the Company, (i) no third party is, in any material respect, misappropriating or infringing any material Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries and (ii) no third party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.

        (h)   To the knowledge of the Company, at no time during the conception of or reduction to practice of any Intellectual Property owned by the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, in each case that would impair or limit the Company's or any of its Subsidiaries' rights in such Intellectual Property. To the knowledge of the Company, there exist no inventions by current or former employees or consultants of the Company or any of its Subsidiaries made or otherwise conceived prior to their beginning employment or consultation with the Company or such Subsidiary that have been or are intended to be incorporated into any of the Company's Intellectual Property or products, other than any such inventions that have been validly and irrevocably assigned or licensed to the Company by written agreement.

        (i)    To the knowledge of the Company, there has been no prior use of any Company Registered Mark or any material unregistered Mark adopted by the Company or any of its Subsidiaries (collectively, "Company Marks") by any third party that would confer upon such third party superior rights in such Company Mark.

        Section 4.20    Products.    Since January 1, 2007, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company any distributor of the Company or any of its Subsidiaries, has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling

(including instructions for use), or sale of its products or from the provision of services, in each case that would not result in material liability to the Company and its Subsidiaries in excess of the warranty reserve reflected on the Company's balance sheet as of June 30, 2010.

        Section 4.21    Accounts Receivable.    All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company and its Subsidiaries (net of the applicable reserves reflected on the books and records of the Company and its Subsidiaries and in the Financial Statements) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset.

        Section 4.22    Inventories.    All inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or saleable (free of any material defect or deficiency) in the ordinary course of business, are saleable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company and its Subsidiaries therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements. The quantities of all inventories, materials, and supplies of the Company and its Subsidiaries (net of the obsolescence reserves therefor shown in the Financial Statements and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries.

        Section 4.23    State Takeover Statutes.    The Company has elected in its Amended and Restated Certificate of Incorporation to not be governed by Section 203 of the DGCL. Other than Chapter 80B of the Minnesota Statutes, no other "moratorium," "fair price," "business combination," "control share acquisition" or similar provision of any state statutory anti-takeover Law (collectively, "Takeover Laws") applies to this Agreement, the Offer or the Mergers.

        Section 4.24    No Rights Plan.    There is no stockholder rights plan, "poison pill" anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

        Section 4.25    Related Party Transactions.    No present director, executive officer, stockholder owning 5% or more of the Company's Shares, or Affiliate of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, or any of such Person's Affiliates or immediate family members (each of the foregoing, a "Related Party"), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months or that has continuing obligations, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K, and, to the knowledge of the Company, no former director or officer is party to any such Contract that was not entered into on an arms-length basis (an "Affiliate Transaction") that has not been so disclosed. Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party. To the knowledge of the Company, no Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

        Section 4.26    Brokers.    No broker, investment banker, financial advisor or other Person, other than Piper Jaffray & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Piper Jaffray & Co. pursuant to which Piper Jaffray & Co. could be entitled to any payment from the Company relating to the transactions contemplated hereby. Section 4.26 of the Company Disclosure Letter sets forth (a) all transaction fees and expenses (whether payable to financial advisory, legal, accounting or other providers) that include a success fee or other premium or additional fee due as a result of execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

        Section 4.27    Opinion of Financial Advisor.    The Company has received the opinion of Piper Jaffray & Co., dated the date of this Agreement, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of such date, the consideration to be received by the holders of Shares (other than as set forth in such opinion) pursuant to this Agreement, is fair, from a financial point of view, to such holders of Shares, a signed true and complete copy of which opinion has been provided to Parent.

        Section 4.28    Exclusivity of Representations and Warranties.    Neither the Company nor any of its Affiliates or representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in Article IV of this Agreement (as qualified by the introductory paragraph to Article IV) and the representations and warranties referred to in Section 6.9(c), and the Company hereby disclaims any and all such other representations and warranties. Without limiting the express representations and warranties in this Article IV (including any representations and warranties regarding documents delivered or made available to Parent), and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is being made as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts and other material in a "data room" or otherwise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Each representation and warranty in this Article V is made and given with the intention of inducing the Company to enter into this Agreement. Parent and the Merger Sub represent and warrant to the Company as follows:

        Section 5.1    Organization, Standing and Power.    Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

        Section 5.2    Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

        Section 5.3    No Conflict; Consents and Approvals.

        (a)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and, assuming that all consents, approvals, authorizations and other actions described in this Section 5.3 have been obtained and all filings and obligations described in this Section 5.3 have been made, the consummation of the Offer and the Mergers and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, each as amended to date, (ii) any material Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any material Law or any rule or regulation of the NYSE applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound.

        (b)   No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any equivalent foreign antitrust filings, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and "blue sky" laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings required under the rules and regulations of the NYSE, (v) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.4    Capital Structure.    The authorized capital stock of Parent consists of Five Hundred Million (500,000,000) shares of Parent Common Stock and Twenty-Five Million (25,000,000) shares of preferred stock, par value $1.00 per share (the "Parent Preferred Stock"). As of the close of business on October 13, 2010 (i) 329,006,642 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) 47,520,034 shares of Parent Common Stock were reserved for issuance pursuant to employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements of Parent (the "Parent Equity

Plans"), of which 31,832,183 shares were subject to outstanding options or other rights ("Parent Stock Options"). The shares of Parent Stock to be issued pursuant to the Offer and the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid and nonassessable.

        Section 5.5    Certain Information.    Neither the Registration Statement, nor the Post-Effective Amendment, nor the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, the Post-Effective Amendment, and the Offer Documents will, at the respective times they are first filed with the SEC, at the respective times they are amended or supplemented and as of as of the date first published, sent or given to the Stockholders, comply as to form in all material respects with the provisions of the Exchange Act. Immediately preceding and during the period used to calculate the Average Trading Price, the Parent SEC Documents will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading during the entirety of such period (except as promptly corrected in accordance with Section 6.10(c)). Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Registration Statement, the Post-Effective Amendment, or the Offer Documents based on information supplied by or on behalf of the Company, any of its Subsidiaries or Affiliates specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement will, at the respective times they are first published, sent or given to the Stockholders and, in the case of the Proxy Statement, at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 or the Proxy Statement based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein. The registration statement filed under Chapter 80B of the Minnesota Statutes (and any amendment thereof or supplement thereto) will not when filed with the Commissioner of Commerce of the State of Minnesota or at the time of distribution or dissemination thereof to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by or on behalf of the Company or any of its Subsidiaries or Affiliates for inclusion in such registration statement. The registration statement filed under Chapter 80B of the Minnesota Statutes Annotated will comply as to form in all material respects with applicable provisions of Minnesota Law and the rules and regulations thereunder.

        Section 5.6    Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

        Section 5.7    Financing.    Parent and Merger Sub will have, as of the respective dates of consummation of the Offer and the Merger, sufficient funds to consummate the Offer and the Merger on the terms and subject to the conditions set forth herein.

        Section 5.8    Vote/Approval Required.    No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Offer and the Merger.

        Section 5.9    Ownership of Shares.    Except as previously disclosed to the Company, neither Parent nor Merger Sub or any of their Subsidiaries beneficially owns any Shares as of the date hereof.

        Section 5.10    Litigation.    Except for matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as disclosed in the Parent SEC Documents, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending against Parent or any of its Subsidiaries.

        Section 5.11    SEC Reports.

        (a)   Parent has filed all required forms, reports and documents with the SEC since December 31, 2007 ("Parent SEC Documents"), and each of such Parent SEC Documents complied at the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as in effect on the dates such forms, reports and documents were filed. None of the Parent SEC Documents contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Parent SEC Report filed subsequently and prior to the date hereof. As of October 13, 2010 and through the date of this Agreement, none of the Parent SEC Documents filed since January 1, 2010 (except to the extent superseded or amended by a Parent SEC Report filed subsequently to any particular report and prior to the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents (i) have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated and (ii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except in each case as may be indicated in the notes thereto and except that unaudited statements are subject to normal year-end adjustments that did not have and would not, individually or in the aggregate, have a Parent Material Adverse Effect, and do not contain footnotes in substance or form required to the extent permitted by Form 10-Q of the Exchange Act).

        (b)   Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent's periodic and current reports under the Exchange Act, is made known to Parent's chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

        (c)   Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Parent's financial reporting and the preparation of the Parent's financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent's internal control over financial reporting prior to the date hereof, to Parent's auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent's internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

        Section 5.12    Compliance with Laws.    The businesses of Parent and its Subsidiaries are being conducted in compliance with all applicable Laws or any foreign country or any political subdivision thereof or of any Governmental Entity, except for violations or possible violations that do not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than in each case those would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.13    No Undisclosed Liabilities; Absence of Certain Changes.    Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), other than liabilities and obligations incurred since December 31, 2009, which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.14    Tax Treatment.    Neither Parent or any of its Subsidiaries, including Merger Sub, nor, to the knowledge of Parent, any of its Affiliates has taken or has agreed to take any action or knows of any fact that could be reasonably expected to prevent the Merger from constituting a "reorganization" qualifying under the provisions of Section 368(a) of the Code.

        Section 5.15    Exclusivity of Representations and Warranties.    None of Parent, Merger Sub, nor any of their Affiliates or representatives is making any representation or warranty to the Company on behalf of Parent or Merger Sub of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities of Parent and its Subsidiaries), except as expressly set forth in Article V of this Agreement and the representations and warranties referred to in Section 6.9(c), and Parent and Merger Sub hereby disclaim any and all such other representations and warranties to the Company. Without limiting the express representations and warranties in this Article V, and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is being made as a result of Parent's making available to the Company or any of its Affiliates, Stockholders or Representatives any management presentations, information, documents, projections, forecasts and other material in a "data room" or otherwise. Nothing in this Section 5.15 is intended to mitigate Parent's obligations under applicable securities Laws.

ARTICLE VI
COVENANTS

        Section 6.1    Conduct of Business.

        (a)   During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition (normal wear and tear excepted), keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time:

            (i)  Except as set forth in Section 6.1(a) of the Company Disclosure Letter or as specifically required or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, except that Parent may withhold its consent in its sole discretion with respect to the matters covered by Section 6.1(i)(A), (B), (C), (D), (F), (G) or (Y)(1)), to:

            (A)  (1) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent that does not trigger material Tax liability, (2) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (except for the withholding of shares in connection with Taxes payable in respect of the exercise of Company Stock Options and the issuance of Shares in connection with the vesting of restricted stock units, performance stock units, restricted stock unit rights or other awards granted under the Company Plans) or (3) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

            (B)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options and RSUs outstanding on October 13, 2010 in accordance with their terms as in effect on such date);

            (C)  amend, authorize or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);

            (D)  directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

            (E)  directly or indirectly sell, lease, license non Intellectual Property, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

            (F)  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

            (G)  (1) other than borrowings under its existing credit facilities in the ordinary course of business consistent with past practice in an amount not in excess of a net debt amount of $229 million, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any "keepwell" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, "Indebtedness"), or amend, modify or refinance any Indebtedness or (2) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

            (H)  except as set forth in the capital expenditure budget set forth in Section 6.1(a)(i)(H) of the Company Disclosure Letter, incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that individually is in excess of $250,000, or in the aggregate are in excess of $1,000,000;

            (I)   except as required by Law or judgment of a court of competent jurisdiction, (1) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (2) cancel any material indebtedness or (3) waive, release, grant or transfer any right of material value;

            (J)   except in the ordinary course of business consistent with past practice, (1) materially modify, amend, terminate, cancel or extend any Material Contract or (2) enter into any Contract that if in effect on the date hereof would be a Material Contract;

            (K)  commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any material Action (including any Action relating to this Agreement or the transactions contemplated hereby);

            (L)  change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

            (M) settle or compromise any material liability for Taxes, amend any material Tax Return, enter into any material Contract with or request any material ruling from any Governmental Entity relating to Taxes, make, change or revoke any material Tax election, change any method of accounting for Tax purposes, take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, take any other action to materially impair (other than through actual utilization or in the ordinary course of business consistent with past practice) any tax asset reflected in the Company SEC Documents filed most recently prior to the date hereof, extend or waive any statute of limitations with respect to Taxes, or surrender any claim for a material refund of Taxes;

            (N)  change its fiscal or tax year;

            (O)  (1) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor (except for increases in the ordinary course of business consistent with past practice in the compensation of employees that are not officers), (2) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (3) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (4) adopt or enter into any collective bargaining agreement or other labor union contract, (5) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract, or (6) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law or in the ordinary course of business consistent with past practice in a manner that does not increase benefits to officers, except that such limitation with respect to officers shall not apply to changes to or adoptions of a Company Plan that provide benefits to all employees on a substantially similar basis, is adopted in the ordinary course of business consistent with past practice, and does not provide for severance or for payments that become payable as a result of the Offer or the Mergers; provided, however, that the foregoing provisions of clause (6) shall not apply to any "at will" offer letters or employment agreements (not containing severance obligations or other guaranteed payments) with non-officer employees hired in the ordinary course of business consistent with past practice after the date hereof;

            (P)   knowingly fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries substantially equivalent to those currently in effect;

            (Q)  renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

            (R)  waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

            (S)   enter into any new line of business outside of its existing business;

            (T)  enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $250,000;

            (U)  knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

            (V)  create or form any Subsidiary or make any other investment in another Person (other than short term investments for the purpose of cash management or as otherwise permitted in subsection (G));

            (W) modify the standard warranty terms for products sold by the Company or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company;

            (X)  (1) allow any of the Company's or its Subsidiaries' Trade Secrets or other confidential information relating to the Company's or its Subsidiaries' existing products or products currently under development and other material Trade Secrets to be disclosed (other than under appropriate non-disclosure agreements and other than publication of patent applications through prosecution); or (2) allow any of the Company's or its Subsidiaries' Intellectual Property rights relating to the Company's or its Subsidiaries' existing products or products currently under development to be abandoned, or otherwise to lapse or become unavailable to the Company or its Subsidiaries on the same terms and conditions as such rights were available to the Company and its Subsidiaries as of the date of this Agreement;

            (Y)  (1) enter into any distribution agreements not terminable by the Company or its Subsidiaries on 60 days notice without penalty, enter into any commitment to any Person to enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of Parent or its Affiliates or sell, license, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices; (2) enter into any sales agency agreements; or (3) grant "most favored nation" pricing to any Person;

            (Z)  enter into or amend any contract, agreement, commitment or arrangement with any Affiliated Person;

         (AA)  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (except as permitted by Instruction I.A.(3)(b) of Form S-3);

         (BB)  knowingly take any action that would result in a failure to maintain trading of the Shares on the NASDAQ; or

         (CC)  knowingly take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any condition to the Merger set forth in Article VII not being satisfied.

           (ii)  The Company shall use commercially reasonable efforts to:

            (A)  maintain its material assets and properties in the ordinary course of business in the manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted;

            (B)  promptly repair, restore or replace all material assets and properties in the ordinary course of business consistent with past practice;

            (C)  upon any damage, destruction or loss to any of its material assets or properties, apply any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof as reasonably necessary for the operation of the Company's business;

            (D)  comply in all material respects with all applicable Laws;

            (E)  take all actions necessary to be in compliance in all material respects with all Material Contracts and to maintain the effectiveness of all Permits;

            (F)  notify Parent in writing of the commencement of any action, suit, claim or investigation by or against the Company;

            (G)  if Parent gives the Company written notice not less than five (5) Business Days prior to the Closing Date, take all necessary corporate action to terminate the Company's 401(k) plan (the "401(k) Plan") effective as of the date immediately prior to the Closing Date, but contingent on the Closing. If Parent provides such notice to the Company, the Company shall provide Parent with evidence that the Company Board has adopted resolutions to terminate the 401(k) Plan, effective as of the date immediately preceding the Closing Date, but contingent on the Closing; and

            (H)  pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business, consistent with past practices.

        (b)    Conduct of Business by Parent.    During the period from the date of this Agreement to the Acceptance Date, Parent shall, and cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice prior to the Closing, except as would not cause a Parent Material Adverse Effect. In addition to and without limiting the generality of the foregoing, except as specifically required or permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries, without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)  amend its articles of incorporation or bylaws or similar governing instrument in any manner that would have a Parent Material Adverse Effect;

           (ii)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (except for any dividend or distribution by a Subsidiary of Parent to Parent or to other Subsidiaries); or

          (iii)  adopt a plan of complete or partial liquidation or dissolution, or adopt a plan of merger (other than to effect the Merger or the Second Merger), consolidation, restructuring, recapitalization or reorganization, in each case if such plan would reasonably be expected to have a Parent Material Adverse Effect.

        (c)   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to purchase of the Shares pursuant to the Offer, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time; provided, that nothing contained in this Section 6.1(c) shall be deemed to mitigate Parent's consent rights as set forth in this Section 6.1.

        Section 6.2    No Solicitation.

        (a)   Except as permitted by this Section 6.2, the Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, any Acquisition Proposal or (iii) adopt a resolution or agree to do any of the foregoing. The Company shall, and shall direct each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to the purchase of Shares pursuant to the Offer, (1) the Company or its Representatives receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x), (y) or (z) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, (y) engage or participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal and (z) grant a waiver or release to any Person subject to a "standstill" agreement with the Company to submit such Acquisition Proposal (provided that Parent and its Subsidiaries are simultaneously released from any standstill that they may be bound to with respect to the Company). For the avoidance of doubt, the Company may communicate with any Person or group of Persons that has submitted an Acquisition Proposal that was unsolicited and did not otherwise involve a breach of this Section 6.2 for the limited purpose of clarifying the terms and conditions thereof, provided that such requests for clarifications do not become negotiations or discussions prior to the Company's compliance with the terms of this Section 6.2.

        (b)   Except as permitted by this Section 6.2, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable to the stockholders of the Company the adoption of any Acquisition Proposal or (C) adopt a resolution or agree to take any such actions (each such action set forth in this Section 6.2(b)(i) being referred to herein as an "Adverse Recommendation Change") or (ii) (A) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract other than a confidentiality or similar agreement (each, an "Alternative Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (B) adopt a resolution or agree to take any such actions. Notwithstanding the foregoing or anything to the contrary in this Agreement, at any time prior to the purchase of Shares pursuant to the Offer, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) material changes in circumstances that are not related to an Acquisition Proposal and were not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (an "Intervening Event") or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise involve a breach of this Section 6.2, cause the Company to terminate this Agreement pursuant to Section 8.1(d)(ii) (including payment of the Termination Fee or the Alternative Termination Fee) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change or terminate this Agreement in response to a Superior Proposal as referred to above or enter into an Alternative Acquisition Agreement unless (1) the Company promptly notifies

Parent in writing at least five Business Days before taking any such action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a single new five Business Day period commencing on the date of such new notice) and (2) prior to the expiration of such five Business Day period, Parent does not make a bona fide proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) would cause such initial Superior Proposal to cease to be a Superior Proposal after giving effect to, among other things, the payment of the Termination Fee or Alternative Termination Fee set forth in Section 8.3; provided further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event as referred to above unless the Company (A) provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (B) keeps Parent reasonably informed of developments with respect to such Intervening Event, (C) notifies Parent in writing at least five Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifying the reasons therefor and (D) prior to the expiration of such five Business Day period, Parent does not make a bona fide proposal that results in the Company Board determining that such action is no longer inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law. During the five Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement or entering into an Alternative Acquisition Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. In the event that Parent does make a bona fide proposal to adjust the terms and conditions of this Agreement pursuant to this Section 6.2(b), that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) would cause such initial Superior Proposal to cease to be a Superior Proposal after giving effect to, among other things, the payment of the Termination Fee or Alternative Termination Fee set forth in Section 8.3, and the Person making the proposal giving rise to the provisions of this Section 6.2(b) subsequently materially amends its proposal such that the provisions of the foregoing proviso are triggered again, then the period of Business Days referred to in the proviso above shall be reduced to three Business Days for the second time such provisions are triggered and to two Business Days for each subsequent time that such provisions are triggered again. Notwithstanding anything to the contrary herein, if such provisions are triggered or continuing to be triggered five Business Days prior to the scheduled expiration of the Offer by repeated proposals by Parent to adjust the terms and conditions of this Agreement and repeated adjustments to the proposal from the third Person that triggered the provisions of this Section 6.2, then the Company may make a factually accurate public statement by the Company that describes the status of the process taking place with respect to such bidding. For the avoidance of doubt, prior to making a determination as to whether failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.2(b) or enter into an Alterative Acquisition Agreement would be inconsistent with its fiduciary duties to the Shareholders under applicable Law, the Company Board shall take into account any bona fide adjustments to the terms of this Agreement that are offered by Parent pursuant to this Section 6.2(b).

        (c)   In addition to the obligations of the Company set forth in Sections 6.2(a) and (b), the Company promptly, and in any event within 36 hours of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal, (ii) any request for information, discussion or negotiation that the Company Board determines in good faith is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that the Company Board determines is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer. The Company shall keep Parent informed (in writing) in all material respects on a timely basis of the status and material terms (including, within 36 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer. Without limiting any of the foregoing, the Company shall promptly (and in any event within 36 hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice, and provided that the Company shall disclose to Parent the identity of the Person making such Acquisition Proposal before engaging in such discussions or negotiations (other than discussions or negotiations related solely to entering into a customary confidentiality agreement prior to providing such information).

        (d)   The Company agrees that any violation of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

        (e)   The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company's ability to comply with any of the terms of this Section 6.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

        (f)    The Company acknowledges that this Section 6.2 is a fundamental provision of this Agreement and that Parent and Merger Sub would not have entered into this Agreement except in reliance upon the Company's compliance with each of the Company's obligations under this Section 6.2.

        (g)   Nothing contained in this Agreement shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law or from disclosing any information to the Company's Stockholders (including any factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto) when, in the good faith judgment of the Company Board, after receiving advice of outside counsel, the failure to do so would be inconsistent with its fiduciary duties to the Company's Stockholders under applicable Law; provided, however, that in no event shall this Section 6.2(f) affect the obligations of the Company specified in Sections 6.2(b) and (c); and provided further, that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to its stockholders in favor of the Offer and Merger in such disclosure. For clarification, a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act shall not constitute an Adverse Recommendation Change.

        (h)   For purposes of this Agreement:

            (i)  "Acquisition Proposal" means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate 10% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 10% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 10% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.

           (ii)  "Superior Proposal" means any bona fide written Acquisition Proposal that was unsolicited and did not otherwise involve a breach of this Section 6.2 that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including, if such Acquisition Proposal requires financing, the financing terms thereof, including the likelihood of obtaining financing and the terms on which such financing may be secured and (B) if consummated, would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 6.2(b) or otherwise, and including any break-up fees and expense reimbursement provisions); provided, that, for purposes of this definition of "Superior Proposal," references in the term "Acquisition Proposal" to "10%" shall be deemed to be references to "50%."

          (iii)  "unsolicited" when used with respect to an Acquisition Proposal or a Superior Proposal means any Acquisition Proposal or Superior Proposal for which the original Acquisition Proposal, or inquiry, proposal, or offer that is reasonably likely to lead to any Acquisition Proposal, was unsolicited, even if negotiations or discussions conducted in accordance with this Section 6.2 later ensue with respect to such Acquisition Proposal.

        Section 6.3    Preparation of Proxy Statement; Stockholders' Meeting.

        (a)   If approval of the Stockholders is required by applicable Law to consummate the Merger, then as promptly as practicable following the purchase of Shares pursuant to the Offer (and in any event within 15 Business Days after the date thereof), the Company shall file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act, and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "Post-Effective Amendment") for the offer and sale of shares of Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included. Each of the Company and Parent shall use its reasonable best efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall use its reasonable best efforts to cause the Proxy Statement in definitive form to be mailed to the Stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for the amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders. Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned beneficially or of record by Parent, Merger Sub or any other Subsidiary of Parent to be voted in favor of the approval of the Merger and adoption of the Merger at the Company Stockholders' Meeting or any postponement or adjournment thereof.

        (b)   If approval of the Stockholders is required by applicable Law to consummate the Merger, then as promptly as practicable following the date upon which the Post-Effective Amendment becomes effective, the Company shall establish a record date for, duly call, give notice of, convene and hold a special meeting of its Stockholders (the "Company Stockholders' Meeting") solely for the purpose of obtaining the Company Stockholder Approval. Except in the case of an Adverse Recommendation Change specifically permitted by Section 6.2(b), the Company, through the Company Board, shall (i) recommend to its Stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by Parent or Merger Sub. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

        (c)   Notwithstanding the foregoing clauses (a) and (b), if following the expiration of the Offer or the exercise of the Top-Up Option, Parent, Merger Sub or any other direct or indirect Subsidiary of Parent shall collectively hold at least 90% of the outstanding Shares, each of Parent, Merger Sub and the Company shall (subject to Section 7.1) take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the purchase of the Shares without a meeting of Stockholders of the Company, in accordance with Section 253 of the DGCL.

        Section 6.4    Access to Information; Confidentiality.    The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would (i) contravene applicable Law, (ii) breach or cause a default under any confidentiality agreement with any third party entered into prior to the date hereof that relate to any discussions regarding transactions of a nature similar to the transactions contemplated hereby (provided that disclosures required pursuant to Section 6.2 with respect to a party to any such confidentiality agreement or any proposals they may make shall not be limited by this Section 6.2(ii)), or (iii) constitute a waiver of the attorney-client privilege held by the Company or any of its Subsidiaries. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of July 9, 2010, as amended by the Addendum thereto dated September 10, 2010 (the "Confidentiality Agreement"). No investigation pursuant to this Section 6.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

        Section 6.5    Reasonable Best Efforts.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and any required foreign antitrust filings, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any material fee, penalty or other consideration or make any other material concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

        (b)   Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates, in each case if such action would be material to the business and financial condition of Parent and its Subsidiaries taken as a whole or to the value of the Company and its Subsidiaries to Parent after consummation of the Offer and the Mergers.

        Section 6.6    Takeover Laws.    The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

        Section 6.7    Notification of Certain Matters.    The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, or (c) any Action commenced or, to such party's knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Offer, the Merger or the other transactions contemplated hereby.

        Section 6.8    Indemnification, Exculpation and Insurance.

        (a)   Without limiting any additional rights that any current or former officer or director may have under the Company Charter or Company Bylaws as in effect on the date of this Agreement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each current (as of the Effective Time) and each former officer and director of the Company from and against any and all loss and liability suffered and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified Person is or was an officer, director, employee or fiduciary of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would be permitted under applicable Law and required or permitted under the Company Charter or Company Bylaws (or, as relevant, those of the applicable Subsidiary of the Company) as at the date hereof. In the event of any such Action, each indemnified Person shall be entitled to advancement of expenses incurred in the defense of any Action from the Surviving Corporation to the fullest extent that the Company would be permitted under applicable Law and the Company Charter or Company Bylaws as at the date hereof. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in the Company Charter of Company Bylaws (or, as relevant, those of the applicable Subsidiary of the Company) or applicable indemnification agreements to which the Company or its Subsidiaries, as applicable, is a party), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 6.8, the Person who is requesting such advance shall provide a written affirmation by such Person of a good faith belief that the criteria for indemnification set forth under applicable Law have been satisfied and a written undertaking by such Person to repay all amounts so paid or reimbursed by the Surviving Corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied in connection with any threatened, pending, or completed civil, criminal, administrative, arbitration or investigative proceeding to which such Person is, or is threatened to be, made a party by reason of the former or present official capacity of such Person. No such indemnified Person shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by such indemnified Person hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed). Surviving Corporation agrees to continue and not to repeal or modify, and agree to include, to the extent permitted by applicable Law, in the charter documents for the Surviving Corporation, exculpatory provisions currently existing in the Company Charter (or their substantial equivalent) eliminating personal liability for the Company's directors to the extent permissible under the DGCL.

        (b)   For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company's current directors' and officers' liability insurance covering each Person currently covered by the Company's directors' and officers' liability insurance policies (a correct and complete copies of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company's existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay aggregate premiums for insurance under this Section 6.8(b) in excess of 200% of the amount of the aggregate premiums paid by the Company for policy year 2009-2010 for such purpose (which policy year 2009-2010 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount. In the event that the Surviving Corporation or its Subsidiaries makes a distribution or dividend to Parent or another (direct or indirect) Subsidiary or Affiliate of Parent that is not a Subsidiary of the Surviving Corporation, then Parent shall fulfill the obligations of the Surviving Corporation pursuant to Sections 6.8(a) and (b) to the extent of the amount of such distribution or dividend.

        (c)   In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.8.

        (d)   It is the intent that with respect to all advancement and indemnification obligations under this Section 6.8, the Surviving Corporation shall be the indemnitor of first resort with respect to any advancement, reimbursement or indemnification obligations relative to any director or officer of the Company who may also be covered by insurance maintained by a shareholder of the Company at or prior to the Effective Time. Without limiting the right of recovery against such director or officer if it shall be ultimately determined that he or she is not entitled to be indemnified, neither Parent nor the Surviving Corporation shall have any right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 6.8 from any such stockholder of the Company or its insurers.

        (e)   The provisions of this Section 6.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified Person, his or her heirs and his or her legal representatives, and each such Person shall be an intended third party beneficiary of the provisions of this Section 6.8.

        Section 6.9    Tax-Free Reorganization.

        (a)   Unless any condition to the Second Merger as set forth in Section 6.13 is not satisfied, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger, taken together with the Offer and the Second Merger, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        (b)   Unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, provided the Second Merger occurs, each of Parent, Merger Sub and the Company shall report the Merger, taken together with the Offer and the Second Merger, as a "reorganization" within the meaning of Section 368(a) of the Code.

        (c)   The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent's and the Company's tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Offer, the Merger and the Second Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent's and the Company's tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

        Section 6.10    Public Announcements.

        (a)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including announcements to the employees of the Company and its Subsidiaries) with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement (including announcements to the employees of the Company and its Subsidiaries) without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system provided, that Parent or the Company may include disclosures relating to this Agreement, the Offer, the Merger and the transactions contemplated herein in its respective periodic filings with the SEC without seeking consent from, or consulting with, the other party, so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or made individually by the Company or Parent, if previously consented to by the other party); provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually by a party, if previously consented to by the other party); provided, finally, that the Company shall not be required to provide Parent any such opportunity to review or comment in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change or other communications contemplated by Section 6.2(e).

        (b)   Before any written communications related to the Offer of any party hereto or any of their respective "participants" (as defined in Rule 165 of the Securities Act) are (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of such party or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) used by any executive officer, key employee or advisor of such party or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or the Company, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such written communications related to the Offer for purposes of, among other things, determining whether that communication constitutes "tender offer material" that is required to be filed by Rule 14d-2 or Rule 14d-6 of the Exchange Act, as applicable. Each party shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such written communications related to the Offer. For purposes of the foregoing, written communications related to the Offer shall include, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise).

        (c)   In the event that at any time during the period used to calculate the Average Trading Price, the Parent SEC Documents filed since January 1, 2010 contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, Parent shall promptly notify the other parties hereto and shall promptly file such information with the SEC as may be necessary so that such Parent SEC Documents, as amended or supplemented, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 6.11    Stock Exchange Listing.    Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in connection with the Offer and the Merger (the "Parent Shares"), and shall cause the Parent Shares and such other shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Acceptance Date or the Effective Time, as the case may be.

        Section 6.12    Section 16 Matters.    Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.13    Second Merger.    As soon as reasonably practicable after the Effective Time, unless otherwise provided below in this Section 6.13, Parent shall cause the Second Merger to be effected by, among other things, adopting and causing the Surviving Corporation to adopt an agreement and plan of merger and reorganization pursuant to which the Surviving Corporation shall be merged with and into Merger Sub I, with Merger Sub I being the entity surviving the Second Merger as a wholly owned subsidiary of Parent. There shall be no conditions to the Second Merger, other than (a) the acquisition of Shares pursuant to the Offer, (b) the consummation of the Merger, (c) the absence of any legal prohibition on completing the Second Merger, (d) there not being an Inadequate Continuity of Interest and (e) the receipt by Parent and the Company of a written opinion of Gibson, Dunn & Crutcher LLP, counsel to Parent, and Fredrikson & Byron, P.A., counsel to the Company, respectively, in form and substance reasonably satisfactory to Parent and the Company, respectively, to the effect that the Offer and the Mergers, taken together, will constitute a "reorganization" within the meaning of Section 368 of the Code, and neither of such opinions shall have been withdrawn. Such opinions may rely on representations as such counsel reasonably deems appropriate and on typical assumptions. If any of the foregoing conditions is not satisfied, the Second Merger shall not occur and the provisions of this

Agreement pertaining to the Offer and the Mergers qualifying as a "reorganization" within the meaning of Section 368 of the Code shall not apply.

        Section 6.14    Further Assurances.    Each party hereby agrees to perform any further acts and to execute and deliver any documents or instruments that may be reasonably necessary to carry out the provisions of this Agreement.

        Section 6.15    Deferred Prosecution Agreement.    Parent and Merger Sub acknowledge that AGA Medical Corporation, the Company's wholly-owned subsidiary ("AGA Sub") is a party to a Deferred Prosecution Agreement dated June 2, 2008 (the "Deferred Prosecution Agreement") with the United States Department of Justice. Parent and Merger Sub have been provided a copy of and understand the terms of and AGA Sub's obligations under the Deferred Prosecution Agreement. Parent and Merger Sub agree that upon the Closing of the Merger, Parent, Merger Sub, any Affiliate of Parent into which the Company is merged or which controls the Company subsequent to the Closing, and any successor in interest to any of the foregoing, shall be bound by the obligations of AGA Sub contained in the Deferred Prosecution Agreement; provided, however, in no event shall the Deferred Prosecution Agreement or any obligations thereunder be interpreted to bind or be applicable to any Affiliates, Subsidiaries, divisions or business operations of Parent other than with respect to the business operations of AGA Sub.

ARTICLE VII
CONDITIONS PRECEDENT

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.    The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Company Stockholder Approval (if required by applicable Law) shall have been obtained.

          (b)    No Injunctions or Legal Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

          (c)    Purchase of Shares in the Offer.    Merger Sub shall have purchased all Shares validly tendered (and not withdrawn) pursuant to the Offer.

          (d)    Registration Statement.    No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for such purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC, and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the Company and Parent.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.    This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Date (with any termination by Parent also being an effective termination by Merger Sub):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Mergers and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.5; or

          (c)   by Parent, at any time prior to the Acceptance Date:

              (i)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.2 or 6.3(b), as to which Section 8.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, in each case which breach or failure to perform or to be true, individually or in the aggregate (A) would result in the failure of an Offer Condition or of any of the conditions set forth in Article VII and (B) cannot be or, to the extent curable by the Company, has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

             (ii)  if (A) the Company Board (or any committee thereof) effects an Adverse Recommendation Change, (B) the Company or the Company Board (or any committee thereof) shall approve or recommend, or cause or permit the Company to enter into, an Alternative Acquisition Agreement relating to an Acquisition Proposal, (C) the Company fails publicly to reaffirm its recommendation of the Merger within 5 Business Days after a request at any time to do so by Parent, or within 5 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Stockholders (which reaffirmation must also include, with respect to an Acquisition Proposal that has been publicly announced or sent to Shareholders, a rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), (D) the Company shall have breached any of its obligations under Section 6.2 or 6.3(b) or (E) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or publicly propose to take any of the foregoing actions;

            (iii)  if (A) Merger Sub shall not have accepted for payment and paid for Shares pursuant to the Offer on or before the Outside Date, (B) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto, or (C) Merger Sub shall have failed to commence the Offer within 30 days after the date of this Agreement; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) if such failure to accept for payment and pay for Shares, to purchase Shares or to commence the Offer is due to Parent's or Merger Sub's breach of this Agreement.

          (d)   by the Company, at any time prior to the Acceptance Date:

              (i)  if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in each case which breach or failure to perform or to be true, individually or in the aggregate (A) has had or would reasonably be expected to have a Parent Material Adverse Effect and (B) cannot be or, to the extent curable by Parent or Merger Sub, has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

             (ii)  in accordance with and subject to the terms of clause (y) of Section 6.2(b), provided, that the Company shall have (A) immediately after such termination entered into the Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 6.2(b) and (C) prior to or concurrently with such termination, paid the fee due under Section 8.3;

            (iii)  if (A) Merger Sub shall not have accepted for payment and paid for Shares pursuant to the Offer on or before the Outside Date, (B) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto, or (C) Merger Sub shall have failed to commence the Offer within 30 days after the date of this Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(iii) if such failure to accept for payment and pay for Shares, to purchase Shares or to commence the Offer is due to the Company's breach of this Agreement.

        The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

        Section 8.2    Effect of Termination.    In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 4.29 (Brokers), Section 6.10 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Enforcement), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a willful and material breach prior to such termination of any of its representations or warranties set forth in this Agreement or from a material breach prior to such termination of any of its covenants or agreements set forth in this Agreement.

        Section 8.3    Fees and Expenses.

        (a)   Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Merger (other than attorneys' fees, accountants' fees and related expenses), shall be borne by Parent. For the avoidance of doubt, any fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby incurred by a Stockholder (such as fees and expenses of separate counsel to such Stockholder) shall be borne by such Stockholder.

        (b)   In the event that:

            (i)  (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Stockholders, otherwise publicly disclosed or otherwise publicly communicated to senior management of the Company or the Company Board, (B) this Agreement is thereafter terminated by Parent pursuant to Section 8.1(c)(i) or 8.1(c)(iii) or by the Company pursuant to

  Section 8.1(d)(iii) (unless, in the case of a termination pursuant to Section 8.1(c)(iii) or Section 8.1(d)(iii), immediately prior to such termination a number of Shares satisfying the Minimum Condition shall have been tendered into the Offer and not withdrawn) and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal and such transaction is subsequently consummated (whether consummated before or after such 12-month period), or recommends or submits an Acquisition Proposal to its Stockholders for adoption and such transaction is subsequently consummated (whether consummated before or after such 12-month period), or a transaction in respect of an Acquisition Proposal is consummated within such 12-month period, which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%"); or

           (ii)  this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii); or

          (iii)  this Agreement is terminated by the Company pursuant to Section 8.2(d)(ii);

then, in any such event, the Company shall pay to Parent a termination fee of $32,475,000 (the "Termination Fee"), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding the foregoing, in the event this Agreement is terminated by (x) Parent pursuant to Section 8.1(c)(ii) or (y) the Company pursuant to Section 8.1(d)(ii), and the Adverse Recommendation Change or other event referred to in Section 8.1(c)(ii) or the Superior Proposal that is the basis for termination pursuant to Section 8.1(d)(ii) is based on a Qualified Acquisition Proposal, or if the Acquisition Proposal referred to in Section 8.3(b)(i)(A) in relation to a termination of this Agreement described in such section is a Qualified Acquisition Proposal and the Acquisition Proposal actually consummated is with the same Person as the Person who made the Qualified Acquisition Proposal, the Company shall pay to Parent a termination fee of $21,650,000 (the "Alternative Termination Fee") in lieu of the Termination Fee. For purposes of this Agreement, a "Qualified Acquisition Proposal" means an Acquisition Proposal (I) received no later than 11:59 p.m. Central Time on the 15th calendar day following the date of first public announcement of this Agreement, (II) that was unsolicited and did not otherwise involve a breach of Section 6.2, (III) that the Company Board determined in good faith (after consultation with outside counsel and its financial advisor) was or was reasonably likely to result in a Superior Proposal and provided Parent notice of such determination no later than 11:59 p.m. Central Time on the 16th calendar day following the date of first public announcement of this Agreement.

        (c)   Payment of the Termination Fee or the Alternative Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 8.1(c)(ii) or (iii) simultaneously with or prior to, and as a condition to the effectiveness of, termination by the Company pursuant to Section 8(d)(ii). Each of Parent and Merger Sub acknowledges and agrees that in the event that Parent is entitled to receive either the Termination Fee or the Alternative Termination Fee pursuant to this Agreement, the right of Parent to receive such amount shall constitute each of Parent's and Merger Sub's sole and exclusive remedy for money damages for any termination of this Agreement; provided, that nothing in the foregoing sentence shall constitute a waiver of Parent or Merger Sub's right to seek specific performance in accordance with Section 9.10 of this Agreement (nor shall any such action for specific performance prejudice Parent's or Merger Sub's right to receive the Termination Fee or the Alternative Termination Fee if such action does not result in consummation of the Offer, the Merger and the other transactions contemplated by this Agreement).

        (d)   The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal, Midwest Edition, in effect on the date such payment was required to be made.

        Section 8.4    Amendment or Supplement.    This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that (a) after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration and (b) after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the Stockholders without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        Section 8.5    Extension of Time; Waiver.    At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Stockholders without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

        Section 8.6    Effect of Termination on Offer.    In the event that this Agreement is terminated pursuant to Section 8.1(c)(ii) or 8.1(d)(ii) and Merger Sub elects not to terminate the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly amend the Offer to disclose that such Offer is no longer pursuant to this Agreement. Any Offer so amended and continued after the termination of this Agreement shall not be subject to any terms or conditions of this Agreement (and Parent and Merger Sub shall not be subject to any standstill agreement previously entered into). In the event that this Agreement is terminated pursuant to any subsection of Section 8.1 other than 8.1(c)(ii) or 8.1(d)(ii), then as promptly as practicable after such termination, Merger Sub shall, and Parent shall cause Merger Sub to, terminate the Offer. Nothing in this Section 8.6 shall be construed as a standstill or restriction that would limit Parent or any of its Subsidiaries from acquiring capital stock of the Company by any means at any time after termination of this Agreement and (in the case of the preceding sentence, termination of the Offer).

 ARTICLE IX
GENERAL PROVISIONS

        Section 9.1    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

        Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  (i)
  if to Parent, Merger Sub or the Surviving Corporation, to:

    St. Jude Medical, Inc.
    One St. Jude Medical Drive
    St. Paul, Minnesota 55117
    Attn: General Counsel
    Facsimile: (651) 756-2156

    And

    Attn: Chief Financial Officer
    Facsimile: (651) 756-4333

    with a copy (which shall not constitute notice) to:

    Gibson, Dunn & Crutcher LLP
    1881 Page Mill Road
    Palo Alto, California 94304-1125
    Attention: Joseph Barbeau, Esq.
    Facsimile: (650) 849-5333

  (ii)
  if to the Company, to:

    AGA Medical Holdings, Inc.
    5050 Nathan Lane North
    Plymouth, MN 55442
    Attention: General Counsel
    Facsimile: (763) 647-5912

    with a copy (which shall not constitute notice) to:

    Fredrikson & Byron, P.A.
    200 South Sixth Street, Suite 4000
    Minneapolis, MN 55427
    Attention: David Grorud, Esq.
    Facsimile: (612) 492-7077

        Section 9.3    Certain Definitions.    For purposes of this Agreement:

          (a)   "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (b)   "Average Trading Price" means the volume weighted average of the daily closing prices per share of Parent Common Stock on the NYSE for the ten (10) trading days ending on and including the second trading day preceding the expiration date of the Offer (as reported in an authoritative source);

          (c)   "Business Day" has the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

          (d)   "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

          (e)   "knowledge" of any party means the actual knowledge of any executive officer of such party after reasonable inquiry under the circumstances of this Agreement;

          (f)    "Liability" means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP);

          (g)   "material" or other similar qualifier regarding materiality, material respects or the like, when used in connection with any activity, compliance, item, matter or circumstance relating to a Person, means "material to the Person, its direct or indirect parent, and their Subsidiaries, taken as a whole."

          (h)   "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

          (i)    "Stockholders" means the stockholders of the Company;

          (j)    "Subsidiary" means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

          (k)   "Tax" means (i) any and all federal, provincial, state, local, foreign and other taxes, including net income, gross income, gross receipts, capital gains, alternative, minimum, sales, consumption, use, social services, goods and services, value added, harmonized sales, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, wage, employment, unemployment, pension, health insurance, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, customs, duties or other taxes, fees, assessments, social security contributions or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of any group of entities for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and

          (l)    "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, in each case required or permitted to be filed, submitted, delivered or transmitted to a taxing authority of a Governmental Entity with respect to Taxes.

        Section 9.4    Interpretation.    When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified.

        Section 9.5    Entire Agreement.    This Agreement (including the Exhibit and Schedules hereto), the Company Disclosure Letter, the Support Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

        Section 9.6    No Third Party Beneficiaries.    Except as provided in Section 6.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.7    Governing Law.    This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

        Section 9.8    Submission to Jurisdiction.    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby,

(a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 9.9    Assignment; Successors.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person; provided, further, that no such assignment shall relieve Parent or Merger Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 9.10    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        Section 9.11    Currency.    All references to "dollars" or "$" or "US$" in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

        Section 9.12    Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        Section 9.13    Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.14    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.15    Facsimile Signature.    This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

        Section 9.16    No Presumption Against Drafting Party.    Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

        Section 9.17    Performance Guaranty.    Parent unconditionally and irrevocably agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration pursuant to this Agreement in respect thereof. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration pursuant to this Agreement in respect thereof and shall be liable for any breach of any such obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.17.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ST. JUDE MEDICAL, INC.
By:	/s/ JOHN C. HEINMILLER John C. Heinmiller Executive Vice President and Chief Financial Officer
ASTEROID SUBSIDIARY CORPORATION
By:	/s/ JOHN C. HEINMILLER John C. Heinmiller President and Treasurer

[Signature Page to Agreement and Plan of Merger and Reorganization]

AGA MEDICAL HOLDINGS, INC.
By:	/s/ JOHN R. BARR John R. Barr President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

 Exhibit A

CONDITIONS TO THE OFFER

        Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

          (a)   prior to the expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Parent or any of its Subsidiaries, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise (the "Minimum Condition");

          (b)   prior to the expiration of the Offer, the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement shall not have expired or been terminated;

          (c)   the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order;

          (d)   prior to the expiration of the Offer, the applicable waiting period under the any non-U.S antitrust, competition or similar notification or clearance law in respect of the transactions contemplated by this Agreement shall not have expired or been terminated;

          (e)   the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable Laws, regulations and rules of the NYSE (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.11);

          (f)    the Company shall have received written letters of resignation from each of the current members of the Board of Directors of the Company, other than the three independent directors, and each Subsidiary, in each case effective at the consummation of the Offer; or

          (g)   at any time on or after the date of this Agreement and before or at the time of the acceptance of such Shares for payment or the payment therefor, any of the following conditions shall exist:

              (i)  there shall be pending any Action by any Governmental Entity, that seeks, to (A) make illegal or otherwise prohibit the consummation of the Offer or the Merger or (B) prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, which would be material in the context of the value of the Company and its Subsidiaries taken as a whole, to Parent upon consummation of the Offer and the Merger, or to Parent and its Subsidiaries taken as a whole, or (C) impose material limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the

1

    Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

             (ii)  since the date of the Merger Agreement, there shall be enacted, entered, promulgated any Law by any Governmental Entity that would directly or indirectly, result in any of the consequences referred to in clauses (A) through (C) of paragraph (g)(i) above;

            (iii)  since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

            (iv)  (A) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement that has not been cured prior to the date for acceptance and payment of the Shares, (B) (1) the representations and warranties of the Company set forth in Section 4.2, Section 4.4, Section 4.5(a)(i), the last sentence of Section 4.6(a), the first sentence of Section 4.6(b), Section 4.8, shall not be true and correct as of the date of the Merger Agreement or as of the time for acceptance of and payment for the Shares in the Offer as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) provided that the representation made in Section 4.2 shall be deemed to be true and correct if such representation does not contain more than a de minimis inaccuracy; or (2) any of the remaining representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of the time for acceptance and payment of the Shares as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of such representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and "Material Adverse Effect" qualifications and exceptions contained in such representations and warranties shall be disregarded), or (C) Parent and Merger Sub shall have failed to receive a certificate of an executive officer of the Company, dated as of the scheduled expiration date of the Offer, to the effect set forth in the foregoing clauses (A) and (B) and such failure to be so true and correct has not been cured prior to the date for acceptance and payment of the Shares; or

             (v)  the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination.

        The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Condition and the conditions in clauses (b) or (c) of this Exhibit A) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Merger Agreement to which this Exhibit A is attached (the "Merger Agreement").

2

 Exhibit B

Certificate of Incorporation of Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

AGA MEDICAL HOLDINGS, INC.

ARTICLE I
NAME OF CORPORATION

        The name of the Corporation (the "Corporation") is:

AGA Medical Holdings, Inc.

ARTICLE II
REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover 19904, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
AUTHORIZED CAPITAL STOCK

        The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is Ten Thousand (10,000), and each such share shall have a par value of $0.01.

ARTICLE V
BOARD POWER REGARDING BYLAWS

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI
ELECTION OF DIRECTORS

        Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

1

 ARTICLE VII
LIABILITY AND INDEMNIFICATION

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VIII
CORPORATE POWER

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

2

 List of Disclosure Schedules*

Section 4.2(a)	Capital Stock—Outstanding Shares
Section 4.2(b)	Capital Stock—Outstanding Equity Awards
Section 4.3	Subsidiaries
Section 4.5	No Conflict; Consents and Approvals
Section 4.9	Absence of Certain Changes or Events
Section 4.10	Litigation
Section 4.11(a)	Compliance with Laws and Permits—Necessary Permits
Section 4.11(b)	Compliance with Laws and Permits—Governmental and Regulatory Matters
Section 4.11(c)	Compliance with Laws and Permits—FDA Approvals
Section 4.11(g)	Compliance with Laws and Permits—OFAC Matters
Section 4.12	Benefit Plans
Section 4.13	Labor and Employment Matters
Section 4.15(a)	Taxes—Tax Returns
Section 4.15(d)	Taxes—Tax Deficiencies
Section 4.15(r)	Taxes—Tax Rulings, Holidays and Agreements
Section 4.16(a)(i)	Contracts—Material Contracts
Section 4.16(a)(ii)	Contracts—Restrictions on Business Activities
Section 4.16(a)(iv)	Contracts—Indebtedness
Section 4.16(a)(v)	Contracts—Acquisitions and Dispositions
Section 4.16(a)(vi)	Contracts—Payments in Excess of Threshold
Section 4.16(a)(vii)	Contracts—Indemnification
Section 4.16(a)(viii)	Contracts—Licenses
Section 4.16(a)(ix)	Contracts—Confidentiality Obligations
Section 4.16(a)(x)	Contracts—Capital Commitments and Expenditures
Section 4.16(a)(xi)	Contracts—Related-Party Contracts
Section 4.16(a)(xii)	Contracts—Group Purchasing Organizations and Integrated Delivery Networks
Section 4.16(a)(xiv)	Contracts—Veterans Administration and Federal Supply Administration
Section 4.16(a)(xv)	Contracts—Governmental Contracts
Section 4.16(a)(xvi)	Contracts—No Conflicts
Section 4.17	Insurance
Section 4.18	Properties
Section 4.19(b)(1)	Intellectual Property—Trademarks
Section 4.19(b)(2)	Intellectual Property—Patents
Section 4.19(b)(3)	Intellectual Property—Copyrights
Section 4.19(b)(4)	Intellectual Property—Opposition Matters
Section 4.19(b)(5)	Intellectual Property—Upcoming Maintenance Requirements
Section 4.19(c)	Intellectual Property—Protection
Section 4.19(d)	Intellectual Property—Orders, Judgments and Stipulations
Section 4.19(e)	Intellectual Property—No Conflicts
Section 4.19(f)	Intellectual Property—Ownership
Section 4.19(g)	Intellectual Property—Infringement
Section 4.19(i)	Intellectual Property—Prior Use
Section 4.20	Products
Section 4.29	Brokers
Section 6.1	Conduct of Business
Section 6.8	Indemnification, Exculpation, and Insurance

*
Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.

QuickLinks

  EXHIBIT 2.1 EXECUTION VERSION
TABLE OF CONTENTS
INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS
  Exhibit A
CONDITIONS TO THE OFFER
  Exhibit B
ARTICLE I NAME OF CORPORATION
ARTICLE II REGISTERED OFFICE
ARTICLE III PURPOSE
ARTICLE IV AUTHORIZED CAPITAL STOCK
ARTICLE V BOARD POWER REGARDING BYLAWS
ARTICLE VI ELECTION OF DIRECTORS
ARTICLE VII LIABILITY AND INDEMNIFICATION
ARTICLE VIII CORPORATE POWER
List of Disclosure Schedules